As filed with the Securities and Exchange Commission on July 6, 2015            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACCUREXA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

3845
(Primary Standard Industrial Classification Code Number)

47-2999657
(I.R.S. Employer Identification Number)

113 Barksdale, Newark, DE 19711, Tel: (302) 709-1822
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

George Yu, 113 Barksdale, Newark, DE 19711, Tel: (302) 709-1822
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies of communications to:
Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains, NY 10607 Tel: (914) 674-4373 Fax (914) 693-2963

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3)
Common stock, $0.0001 par value per share	1,800,000 shares(4)	$1.25	$2,250,000
Common stock, $0.0001 par value per share	1,800,000 shares(5)	$1.50	$2,700,000
Common stock, $0.0001 par value per share	162,000 shares(6)	$1.50	$243,000
Total	3,762,000 shares	$1.38	$5,193,000	$603.43

1)  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

2)  Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on the OTCQB on February 12, 2015.

3)  Calculated under Section 6(b) of the Securities Act of 1933.

4)  Issuable upon conversion of shares of preferred stock.

5)  Shares issuable upon exercise of investor warrants.

6)  Shares issuable upon exercise of placement agent warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

2

SUBJECT TO COMPLETION, DATED July 6, 2015

PRELIMINARY PROSPECTUS

ACCUREXA, INC.

3,762,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 3,762,000 shares of our common stock, par value $0.0001 per share, by the selling stockholders listed herein (“Selling Stockholders”), issuable to such stockholders upon the conversion of shares of our preferred stock or exercise of an aggregate of 1,800,000 warrants which we sold to investors in a private placement, or exercise of an aggregate of 162,000 warrants which we issued to our placement agent. In that private placement we sold an aggregate of 2,250 shares of our Series A convertible preferred stock, par value $0.0001 per share (“Preferred Stock”) for gross proceeds to us of $2,250,000. Each share of the Preferred Stock is convertible into 800 shares of our common stock (“Common Stock”) which results in an effective conversion price of $1.25 per share. The Preferred Stock has no dividend rights or liquidation preference. If dividends are declared on the Common Stock, the holders of the Preferred Stock shall be entitled to participate in such dividends on an as-converted-to-common stock basis. In addition, in the private placement we issued to the investors warrants (“Investor Warrants”) to purchase up to 1,800,000 shares of Common Stock. The Warrants have an exercise price of $1.50 per share and are exercisable through June 21, 2019. The shares of our common stock issuable on exercise of the Investor Warrants are being registered hereunder. H.C. Wainwright & Co., LLC (“Placement Agent”) acted as the exclusive placement agent for the placement of our Preferred Stock and Investor Warrants.  The Placement Agent purchased securities in the offering on the same terms and conditions as the other investors.  In addition, the Placement Agent and its designees received an aggregate of 162,000 warrants to purchase our common stock at a price of $1.50 per share through June 21, 2019. (“Agent Warrants”)  The shares underlying the Agent Warrants are being registered hereunder.  We will not receive any proceeds from the sale of shares sold by the Selling Stockholders or from the conversion of Preferred Stock.  However, we will receive proceeds of $1.50 upon the exercise of any Investor Warrants or Agent Warrants.

For more information, please see the section of this prospectus titled "Plan of Distribution" beginning on page 33. Our common stock became eligible for trading on the OTC Bulletin Board on June 16, 2014 and is currently quoted on the OTCQB. Our common stock is quoted on the OTCQB under the symbol "ACXA". The closing price of our stock on July 2, 2015, was $1.60.  You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 6, 2015

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PART I

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision. Throughout this prospectus, the terms, the "Company", "Accurexa", "we," "us," "our," and "our company" refer to Accurexa, Inc., a Delaware corporation.

Company Overview

The Offering

Common stock 3,762,000 shares that may be offered by the Selling Stockholders.

Shares Outstanding:

6,013,816 shares of Common stock currently outstanding. 9,775,816 shares of Common Stock outstanding if all shares of Preferred Stock are converted and all Investor Warrants and Agent Warrants are exercised.

Total proceeds:

If all Investor Warrants and Agent Warrants are exercised, the company will receive proceeds of $2,943,000.

Risk Factors

There are significant risks involved in investing in our company. For a discussion of risk factors you should consider before buying our Common Stock, see "Risk Factors" section.

Company Overview

We are a development stage company. We were incorporated in Delaware on August 29, 2012.  We are focused on developing and commercializing novel neurological therapies based on our proprietary BranchPoint device delivering therapeutics directly into specific regions of the brain. The BranchPoint device can deliver therapeutics through the radial deployment of a flexible delivery catheter to large and anatomically complex brain targets through a single initial brain penetration. The BranchPoint device was developed at the University of California, San Francisco (UCSF) with $1.8 million in funding from the California Institute for Regenerative Medicine (CIRM). It is based on a neurosurgical delivery platform that we have exclusively licensed from UCSF. It may enable new approaches to neurological therapy and be modified for the delivery of a broad range of novel therapeutics, such as stem cells to treat neurodegenerative diseases, chemotherapeutics to brain tumors and gene therapy vectors.

Furthermore, we have licensed a photoacoustic technology platform from the University of Arkansas for Medical Sciences (UAMS) that may allow the detection, capturing and targeted destruction of metastatic circulating tumor cells (CTCs). We have completed a proof-of-concept clinical trial and are seeking a strategic partner for further clinical development.

We cannot assure you that we will be successful with our development activities.  We have an office at 113 Barksdale, Newark, Delaware 19711 and our telephone number is (302) 709-1822.

RISK FACTORS

An investment our common stock is highly speculative and involves a high degree of risk.  The risk factors described below summarize some of the material risks inherent in an investment in us.  These risk factors are not presented in any particular order of significance.  Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision.  You should also refer to the other information set forth in this Memorandum and to the risk factors in our SEC filings.

Risks Relating To Our Business

We are in an early development stage and have limited resources and are dependent on conducting successful clinical trials and raising additional capital.

To date our activities have involved obtaining and executing license agreements with UAMS and UCSF, and raising sufficient funds for a clinical trial and product development.  As of March 31, 2015, we had $482,623 cash and cash equivalents on hand.  This is not sufficient to complete our product development as a standalone company, which we estimate will cost approximately $5 to $7 million over the next four to five years.  We believe that our ability to raise additional capital is highly dependent on successful product development.  We will be able to fund the current stage of product development with cash on hand, but if any stage of our product development produces ambiguous or unfavorable results, it is unlikely that we will be able to raise additional funds for subsequent stages and our business will fail and our stock will become virtually worthless.

Our auditors have qualified their opinion based on our ability to continue as a going concern.

Our auditors qualified their report that we will continue as a going concern because we have no revenues, have incurred recurring losses and recurring negative cash flow from operating activities, and have an accumulated deficit.  If we are unable to raise additional funds and continue as a going concern, investors in our stock will lose their money.

Even if our product development is successful and we raise additional capital, our shareholders may suffer substantial dilution.

We will require $5 to $7 million in additional capital to complete our clinical trials as a standalone company.  We do not have any commitments for those funds, but are dependent on conducting successful product development and seeking additional investors.  The terms of investment of any additional investors may result in substantial dilution to the holders of our common stock.

Our limited ability to protect our intellectual property, and the possibility that our technology could inadvertently infringe technology owned by others, may adversely affect our ability to compete.

We rely on a patent application obtained from UCSF under our UCSF License to protect our intellectual property rights. A successful challenge to the ownership of our technology could materially damage our business prospects. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Problems with intellectual property rights could increase the cost of our proposed products or delay or preclude our new product development and commercialization.  If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our technology license positions or to defend against infringement claims. UCSF has applied for a United States patent which is the subject of our UCSF License.  No assurance can be given that this patent will be granted, that, if granted, this patent will provide us with meaningful protection from infringement by others or that any patent that we may be granted will not be held by a court to infringe on the rights of others.  The loss of patent protection could materially adversely affect our business.

The patent applications that we licensed from the University of California, San Francisco (UCSF) under our UCSF License could become not patentable and impact the viability of our UCSF License.

A portion of one of the three licensed patent applications, U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16, had been rejected by the United States Patent and Trademark Office and U.S. Patent Application Serial No. 12/334,217 was then abandoned prior to the date of our UAMS License.  The basis for the rejection was primarily that the rejected portion of the application had previously been published in a scientific journal by the inventor Prof. Vladimir Zharov, an employee of the UAMS, prior to the filing of the application and therefore was not patentable.  U.S. Patent Application No. PCT/US2013/052301, Microinjection Catheter; UC Case No. SF2012-063 which we licensed under our UCSF License could also be rejected by the Unites States Patent and Trademark Office and become not patentable.

The Federal government has “March-in Rights” to grant additional licenses to the patents that we licensed from UCSF under our UCSF License.

The work resulting in the invention of the device described in the patent applications that we licensed was generated with the assistance of Federal grant funding.  Therefore, the Federal government has the rights established and described in 35 U.S.C. §§ 200-212. Of particular relevance is 35 U.S.C. § 202(c)(4), which in respect to any invention in which we elect rights, provides the Federal agency that gave the grant funding a nonexclusive, nontransferrable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any subject invention throughout the world: Provided, that the funding agreement may provide for such additional rights, including the right to assign or have assigned foreign patent rights in the subject invention, as are determined by the agency as necessary for meeting the obligations of the United States under any treaty, international agreement, arrangement of cooperation, memorandum of understanding, or similar arrangement, including military agreement relating to weapons development and production. Also of particular relevance is 35 U.S.C. § 203, which establishes the “March-in Rights” granted to the government.  In summary, the statute provides the power for the Federal agency that gave the grant funding to bestow on a third-party applicant an additional license to the patents if that Federal agency determines that (1) we have not taken sufficient steps to achieve practical application of the technology; (2) action is necessary to alleviate health or safety needs not currently being addressed by us; (3) public use requirements specified by Federal regulations are not being met by us; or (4) the technology is not being manufactured substantially in the United States.  To date, despite multiple applications requesting such action, a Federal agency such as the NIH (National Institutes of Health) has never exercised the powers provided for in 35 U.S.C. § 203.

Our BranchPoint device may not be able to deliver therapeutics to brain targets, improve accuracy, reduce risk of complications or increase patient safety.

We demonstrated the ability of our BranchPoint device to deliver therapeutics to brain targets and improve accuracy of therapeutic delivery under interventional MRI guidance (iMRI) in animal and human cadaver studies.  The ability of our BranchPoint device to reduce risk of complications or increase patient safety, however, needs to be demonstrated in either pre-approval or post-approval clinical trials which could be requested by the FDA upon 510(k) submission.  If we conduct a clinical trial, such a trial could fail to demonstrate the ability of our BranchPoint device to perform as expected.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that requires us to incur audit fees and legal fees in connection with the preparation of such reports.  These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.  In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis.  Moreover, our legal counsel has to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and have a major effect on the amount of time to be spent by our auditors and attorneys.  However, our incurring these costs obviously is an expense to our operations and thus has a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

We currently do not have, and may never develop, any commercialized products.

We are a development stage company and currently do not have any commercialized products or any significant source of revenue. We have invested substantially all of our time and resources since inception in developing our products. Our development products may require additional development and clinical evaluation and they will require regulatory approval, significant marketing efforts and substantial additional investment before they can provide us with any revenue.  Commercialization of each of our products remains subject to certain significant risks. Our efforts may not lead to commercially successful products for a number of reasons, including:

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we may not be able to obtain regulatory approvals for our development products, or the approved indication may be narrower than we seek;

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any of our development products may not prove to be safe and effective in clinical trials to the FDA’s satisfaction;

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physicians may not receive any reimbursement from third-party payers, or the level of reimbursement may be insufficient to support widespread adoption of our development products;

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we may experience delays in our continuing development program;

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any products that are approved by regulators  may not be accepted in the marketplace by physicians or patients;

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we may not have adequate financial or other resources to complete the continued development or to commence the commercialization of our products and we may not have adequate financial or other resources to achieve significant commercialization of our products;

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we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

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rapid technological change may make our technology and products obsolete.

If we are unable to obtain regulatory approval for or successfully commercialize our products, we will be unable to generate revenue.

We have not received, and may never receive, FDA approval to market any of our products.

We do not have the necessary regulatory approvals to market any of our products in the U.S. or in any foreign market. We plan initially to launch our products, once approved, in the U.S. The regulatory approval may process involve, among other things, successfully completing clinical trials. The FDA may requires us to prove the safety and effectiveness of our products to the FDA’s satisfaction. This process can be expensive and uncertain, and requires detailed and comprehensive scientific and human clinical data. FDA review may take years after an application is filed. The FDA may never grant approval. The FDA can delay, limit, or deny approval of an application for many reasons, including:

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any of our products may not be safe or effective to the FDA’s satisfaction;

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the data we may obtain from our pre-clinical studies and clinical trials may be insufficient to support approval;

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the manufacturing process or facilities we use may not meet applicable requirements; and

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changes in FDA approval policies or adoption of new regulations may require additional data.

The FDA may not consider the data we may gather in clinical trials sufficient to support approval of our products. The FDA may determine that additional clinical trials or data are necessary, in which case regulatory approval may be delayed for several months or even years while the trials are conducted and the data acquired are submitted in an amendment to initial application. The occurrence of unexpected findings in connection with any clinical trial may prevent or delay obtaining regulatory approval, and may adversely affect coverage or reimbursement determinations.  If we are unable to complete our clinical trials necessary to successfully support our intended applications, our ability to commercialize our products, and our business, financial condition, and results of operations would be materially adversely affected, thereby threatening our ability to continue operations.

If any of our products are approved by the FDA, they may be approved only for narrow indications.

Even if approved, our products may not be approved for the indications that are necessary or desirable for successful commercialization.  If the use of our products is restricted, then the size of the market for our products and the rate of acceptance of our products by physicians may be adversely affected.

If we wish to modify any of our products after receiving FDA approval, including changes in indications or other modifications that could affect safety and effectiveness, additional approvals could be required from the FDA, we may be required to submit extensive pre-clinical and clinical data, depending on the nature of the changes. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies, could delay the commercialization of our devices and require us to make substantial additional research, development and other expenditures. We may not obtain the necessary regulatory approvals to market our products in the U.S. or anywhere else. Any delay in, or failure to receive or maintain, approval for our products could prevent us from generating revenue or achieving profitability, and our business, financial condition, and results of operations would be materially adversely affected.

Any of our products may not be commercially viable if we fail to obtain an adequate level of reimbursement by Medicare and other third party payers.  The markets for our products may also be limited by the indications for which its use may be reimbursed.

The availability of medical insurance coverage and reimbursement for newly approved products is uncertain.  In the U.S., physicians and other healthcare providers are generally reimbursed for all or part of the cost of patient treatment by Medicare, Medicaid, or other third-party payers.

The commercial success of our products in both domestic and international markets will significantly depend on whether third-party coverage and reimbursement are available for services involving our products. Medicare, Medicaid, health maintenance organizations and other third-party payers are increasingly attempting to contain healthcare costs by limiting both the scope of coverage and the level of reimbursement of new products, and as a result, they may not cover or provide adequate payment for the use of our products.  In order to obtain satisfactory reimbursement arrangements, we may have to agree to a fee or sales price lower than the fee or sales price we might otherwise charge.  Even if Medicare and other third-party payers decide to cover procedures involving our products, we cannot be certain that the reimbursement levels will be adequate.  Accordingly, even if our products or future products we develop are approved for commercial sale, unless government and other third-party payers provide adequate coverage and reimbursement for our products, some physicians may be discouraged from using them, and our sales would suffer.

Medicare reimburses for use of medical products in a variety of ways, depending on where and how a product is used. However, Medicare only provides reimbursement if the Centers for Medicare and Medicaid Services (“CMS”) determines that a certain product should be covered and that the use of the product is consistent with the coverage criteria. A coverage determination can be made at the local level by the Medicare administrative contractor (formerly called carriers and fiscal intermediaries), a private contractor that processes and pays claims on behalf of CMS for the geographic area where the services were rendered, or at the national level by CMS through a national coverage determination. There are new statutory provisions intended to facilitate coverage determinations for new products, but it is unclear how these new provisions will be implemented. Coverage presupposes that the product has been cleared or approved by the FDA and further, that the coverage will be no broader than the indication as approved or cleared by the FDA, but coverage can be narrower. A coverage determination may be so limited that relatively few patients will qualify for a covered use of a product. Should a very narrow coverage determination be made for our products, it may undermine the commercial viability of our products.

Obtaining a coverage determination, whether local or national, is a time-consuming, expensive and highly uncertain proposition, especially for new products, and inconsistent local determinations are possible. On average, according to an industry report, Medicare coverage determinations for medical products lag 15 months to five years or more behind FDA approval for a product. The Medicare statutory framework is also subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare. Medicaid coverage determinations and reimbursement levels are determined on a state by state basis, because Medicaid, unlike Medicare, is administered by the states under a state plan filed with the Secretary of the U.S. Department of Health and Human Services (“HHS”). Medicaid generally reimburses at lower levels than Medicare. Moreover, Medicaid programs and private insurers are frequently influenced by Medicare coverage determinations.

The FDA may require additional clinical trials and any adverse results in such clinical trials, or difficulties in conducting such clinical trials, could have a material adverse effect on our business.

The FDA may require us to conduct additional clinical studies upon evaluation of our regulatory submission.  The occurrence of unexpected findings in connection with any initial or subsequent clinical trial required by the FDA may prevent or delay obtaining regulatory approval.  In addition subsequent clinical studies would require the expenditure of additional company resources and could be a long and expensive process subject to unexpected delays. Any adverse results in such clinical trials, or difficulties in conducting such clinical trials, could have a material adverse effect on our business.

We expect to operate in a highly competitive market, we may face competition from large, well-established pharmaceutical or medical device companies with significant resources, and we may not be able to compete effectively.

Our products must gain acceptance by the medical community and show clinically meaningful advantages in performance.  However, our present and future competitors may enjoy

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significantly greater name recognition;

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established relations with healthcare professionals, customers and third-party payers;

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established distribution networks;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

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greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Technological breakthroughs could render our products obsolete.

The medical field is subject to rapid technological change and product innovation. Our products are based on our proprietary technology, but a number of companies and medical researchers are pursuing new technologies. Companies in the medical field with significantly greater financial, technical, research, marketing, sales and distribution and other resources have expertise and interest in the delivery of therapeutics to the human brain targets.  Some of these companies are working on potentially competing products or therapies.

In addition, the National Institutes of Health and other supporters of medical research are presumptively seeking ways to improve patient diagnosis and treatment by sponsoring corporate and academic research.  There can be no assurance that one or more of these companies will not succeed in developing or marketing technologies and products or services that demonstrate better safety or effectiveness, superior clinical results, greater ease of use or lower cost than our products, or that such competitors will not succeed in obtaining regulatory approval for introducing or commercializing any such products or services prior to us.

FDA approval of a commercially viable alternative to our products produced by a competitor could significantly reduce market acceptance of our products. Any of the above competitive developments could have a material adverse effect on our business, financial condition, and results of operations.  There is no assurance that products, services, or technologies introduced prior to or subsequent to the commercialization of our products will not render our products less marketable or obsolete.

For initial or additional clinical trials required for our products by the FDA or with respect to clinical trials relating to the development of our technology for other applications, we depend on clinical investigators and clinical sites and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

With respect to any additional clinical studies for our products which may required by the FDA or with respect to clinical trials relating to the development of our core technology for other applications, we rely on clinical investigators and clinical sites, some of which are private practices, and some of which are research university- or government-affiliated, to enroll patients in our clinical trials.  We may rely on: pathologists and pathology laboratories; a contract research organization to assist in monitoring, collection of data, and ensuring FDA Good Clinical Practices (“GCP”) are observed at our sites; a consultant biostatistician; and other third parties to manage the trial and to perform related data collection and analysis.

However, we may not be able to control the amount and timing of resources that clinical sites and other third parties may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, or if the clinical sites fail to comply adequately with the clinical protocols, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our products or other products developed from our technology.  Our agreements with clinical investigators and clinical sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated.

If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our products or other products developed from our technology.

In addition to the foregoing, any initial or additional clinical studies for any of our products which may required by the FDA and any clinical trials relating to the development of our technology for other applications may be delayed or halted, or be inadequate to support regulatory approval, for numerous other reasons, including, but not limited to, the following:

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the FDA, an Institutional Review Board (“IRB”) or other regulatory authorities place our clinical trial on hold;

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patients do not enroll in clinical trials at the rate we expect;

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patient follow-up is not at the rate we expect;

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IRBs and third-party clinical investigators delay or reject our trial protocol;

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third-party organizations do not perform data collection and analysis in a timely or accurate manner;

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regulatory inspections of our clinical trials or manufacturing facilities, among other things, require us to undertake corrective action or suspend or terminate our clinical trials, or invalidate our clinical trials;

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changes in governmental regulations or administrative actions; and

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the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness.

If our products are approved for reimbursement, we anticipate experiencing significant pressures on pricing.

Even if Medicare covers a product for certain uses, that does not mean that the level of reimbursement will be sufficient for commercial success.

We expect to experience pricing pressures in connection with the commercialization of our products and our future products due to efforts by private and government-funded payers to reduce or limit the growth of healthcare costs, the increasing influence of health maintenance organizations, and additional legislative proposals to reduce or limit increases in public funding for healthcare services. Private payers, including managed care payers, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls upon healthcare providers by private and public payers are expected to continue. Payers frequently review their coverage policies for existing and new diagnostic tools and can, sometimes without advance notice, deny or change their coverage policies. Significant limits on the scope of services covered or on reimbursement rates and fees on those services that are covered could have a material adverse effect on our ability to commercialize our products and therefore, on our liquidity and our business, financial condition, and results of operations.

Our products may never achieve market acceptance even if we obtain regulatory approvals.

Even if we obtain regulatory approval, patients and physicians may not endorse our products. Physicians tend to be slow to change their diagnostic and medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third party reimbursement. Physicians may not utilize any of our products until there is long-term clinical evidence to convince them to alter their existing methods of diagnosing or evaluating suspicious lesions or other conditions addressed by our products and there are recommendations from prominent physicians that our products are effective. We cannot predict the speed at which physicians may adopt the use of any of our products.  If our products receive the appropriate regulatory approvals but do not achieve an adequate level of acceptance by patients, physicians and healthcare payers, we may not generate significant product revenue and we may not become profitable.  The degree of market acceptance of our products will depend on a number of factors, including:

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perceived effectiveness of our products;

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convenience of use;

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cost of use of our products;

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availability and adequacy of third-party coverage or reimbursement;

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approved indications and product labeling;

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publicity concerning our products or competitive products;

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potential advantages over alternative diagnostic methodologies;

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introduction and acceptance of competing products or technologies; and

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extent and success of our sales, marketing and distribution efforts.

The success of our products will depend upon the acceptance by physicians and hospitals.  We will be subject to intense scrutiny before physicians will be comfortable incorporating our products in their treatment approaches.  We believe that recommendations by respected physicians and marketing by established licensees will be essential for the development and successful marketing of our products; however, there can be no assurance that any such recommendations will be obtained.  To date, the medical community has had little exposure to us and our products.

Because the medical community is often skeptical of new companies and new technologies, we may be unable to gain access to potential customers in order to demonstrate the operational effectiveness of our products.  Even if we gain access to potential customers, no assurance can be given that physicians will perceive a need for or accept our products, even after we receive approval from the FDA for marketing the product.

We intend to contract with third parties in order to commercialize our products.

To the extent that we enter into arrangements with third parties to perform marketing and distribution services in the U.S., our product revenue could be lower and our costs higher than if we directly marketed our products. Furthermore, to the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenue received will depend on the skills and efforts of others, and we do not know whether these efforts will be successful. If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue, and may not become profitable.

We have no in-house manufacturing capabilities and manufacturing personnel, and intend to rely on third parties for manufacturing.  Accordingly, our manufacturing operations will be dependent upon third-party suppliers, making us vulnerable to supply problems and price fluctuations, which could harm our business.

If our products are approved, we intend to rely on third party licensees for their manufacture.  Our success will therefore be dependent on those third parties’ ability to manufacture our products that meet all FDA requirements and are cost effective and reliable. Any failures on the part of those third parties could negatively affect our results.  Our products are complex and may contain undetected design defects and errors when first introduced, or errors that may be introduced when enhancements are released. Such defects and errors may occur despite our testing, and may not be discovered until after our devices have been shipped to and used by our customers. The existence of these defects and errors could result in costly repairs, returns of devices, diversion of development resources and damage to our reputation in the marketplace. Any of these conditions could have a material adverse impact on our business, financial condition, and results of operations. In addition, when we contract with third-party manufacturers for the production of our products, these manufacturers may inadvertently produce devices that vary from devices we have produced in unpredictable ways that cause adverse consequences.

We intend to enter into a contract for commercial production of our devices once commercial specifications for the devices have been finalized, but we may not be able to enter such an agreement on mutually acceptable terms.  Failure to enter into such an agreement would require us to expand our own manufacturing facilities or obtain such services elsewhere.  Our planned reliance upon an outside provider for assembly and production services subjects us to the risk of adverse consequences from delays and defects caused by the failure of such outside supplier to meet its contractual obligations.  The failure by us or our supplier to produce a sufficient number of devices that can operate according to our specifications could delay the commercial sale of our products, and would adversely affect both our ability to successfully commercialize any such product and our business, financial condition and results of operations.

We will not be able to sell our products unless and until its design is verified and validated in accordance with current good manufacturing practices as set forth in the U.S. medical device Quality System Regulation.

We have not yet successfully completed all the steps necessary to verify and validate the design of our products that are required to be performed prior to commercialization. If we are delayed or unable to complete verification and validation successfully, we will not be able to sell our products, and we will not be able to meet our plans for the commercialization of our products.  Later discovery of previously unknown problems with our products, including manufacturing problems, or failure to comply with regulatory requirements such as the FDA QSR, may result in restrictions on our products or its manufacturing processes, withdrawal of our products  from the market, patient or physician notification, voluntary or mandatory recalls, fines, withdrawal of regulatory approvals, refusal to approve pending applications or supplements to approved applications, refusal to permit the import or export of our products, product seizures, injunctions or the imposition of civil or criminal penalties. Should any of these enforcement actions occur, our business, financial condition and results of operations could be materially and adversely affected.

Assuming that our products are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, they could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continuous review and periodic inspections by the FDA and other regulatory bodies. In particular, we and our suppliers are required to comply with the QSR and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, promotion, distribution, and shipping of our products, and with record keeping practices.

We also will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports and registration and listing requirements. To the extent that we contract with third parties to manufacture some of our products, our manufacturers will be required to adhere to cGMP requirements enforced by the FDA as part of QSR, or similar regulations required by regulatory agencies in other countries. The manufacturing facilities of our contract manufacturers must be inspected or must have been inspected, and must be in full compliance with cGMP requirements before approval for marketing. The FDA enforces the QSR and other regulatory requirements through unannounced inspections. We have not yet been inspected by the FDA for any of our products and will have to complete such an inspection successfully before we ship any products.

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies.

From time to time, legislation is introduced in the U.S. Congress that could significantly change the statutory provisions governing the approval, manufacture, and marketing of a medical product. Additionally, healthcare is heavily regulated by the federal government, and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including our business and our products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act, as well as other relevant laws; (ii) CMS, which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (“OIG”) which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). All of the aforementioned are agencies within HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

In addition to regulation by the FDA as a medical device manufacturer, we are subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

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billing for services;

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quality of medical equipment and services;

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confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

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false claims; and

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labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

The application of the privacy provisions of HIPAA is uncertain.

HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure. HIPAA directly regulates “covered entities” (insurers, clearinghouses, and most healthcare providers) and indirectly regulates “business associates” with respect to the privacy of patients’ medical information. Certain entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information.

It is uncertain whether we would be deemed to be a covered entity under HIPAA, and it is unlikely that based on our current business model, we would be a business associate. Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of the patient information that we or our physician customers receive, store, create or transmit. If we fail to adhere to our contractual commitments, then our physician customers may be subject to civil monetary penalties, and this could adversely affect our ability to market our products. We also may be liable under state laws governing the privacy of health information.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or to develop non-infringing alternatives, and subject us to substantial monetary damages and injunctive relief. Our patents may also be subject to challenge on validity grounds, and our patent applications may be rejected.

Third parties could, in the future, assert infringement or misappropriation claims against us with respect to our current or future products. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Therefore, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Our potential competitors may assert that some aspect of the intellectual property utilized in our products infringes their patents. Because patent applications may take years to issue, there also may be applications now pending of which we are unaware that may later result in issued patents on which our owned or licensed intellectual property infringes. There also may be existing patents of which we are unaware that one or more components of our products’ systems may inadvertently infringe.

Any infringement or misappropriation claim could cause us to incur significant costs, could place significant strain on our financial resources, divert management’s attention from our business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we could obtain licenses to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition, and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling, offering to sell or importing our products, and/or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

We also may rely on our patents, patent applications and other intellectual property rights to give us a competitive advantage. Whether a patent is valid, or whether a patent application should be granted, is a complex matter of science and law, and therefore we cannot be certain that, if challenged, our patents, patent applications and/or other intellectual property rights would be upheld. If one or more of those patents, patent applications and other intellectual property rights are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

New product development in the medical industry is both costly and labor intensive with very low success rates for successful commercialization; if we cannot successfully develop or obtain future products, our growth would be delayed.

Our long-term success is dependent, in large part, on the design, development and commercialization of our products and other new products and services in the medical industry. The product development process is time-consuming, unpredictable and costly. There can be no assurance that we will be able to develop or acquire new products, successfully complete clinical trials, obtain the necessary regulatory clearances or approvals required from the FDA on a timely basis, or at all, manufacture our potential products in compliance with regulatory requirements or in commercial volumes, or that our products or other potential products will achieve market acceptance.

In addition, changes in regulatory policy for product approval during the period of product development, and regulatory agency review of each submitted new application, may cause delays or rejections. It may be necessary for us to enter into licensing arrangements in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into such licensing arrangements on terms favorable to us or at all. Failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our business, financial condition, and results of operations.

We face the risk of product liability claims and may not be able to obtain or maintain adequate insurance.

Our business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those that may arise from the misuse or malfunction of, or design flaws in, our products. We may be subject to product liability claims if any of our products causes, or merely appears to have caused, an injury or if a patient alleges that any of our products failed to provide appropriate treatment. Claims may be made by patients, healthcare providers or others involved with our products.

Each of our products will require regulatory approval prior to commercialization in the U.S. The clinical studies of our products may be considered by the FDA as “Non-Significant Risk.”  Consequently, the trials may be conducted under the auspices of an abbreviated Investigational Device Exemption.  We therefore may only maintain limited domestic clinical trial liability insurance, as may be required by clinical sites.  We intend to obtain clinical trial liability insurance in certain European countries where required by statute or clinical site policy. Although we intend to obtain general liability insurance that we believe will be appropriate, and anticipate obtaining adequate product liability insurance before commercialization of any of our products, this insurance is and will be subject to deductibles and coverage limitations.

Our anticipated product liability insurance may not be available to us in amounts and on acceptable terms, if at all, and if available, the coverages may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage, or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to our business.

We may be subject to claims against us even if the apparent injury is due to the actions of others. For example, we rely on the expertise of physicians, nurses and other associated medical personnel to operate our devices.  If these medical personnel are not properly trained or are negligent, we may be subjected to liability. These liabilities could prevent or interfere with our product commercialization efforts.  Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers, or result in reduced acceptance of any of our devices in the market.

Insurance and surety companies have reassessed many aspects of their business and, as a result, may take actions that could negatively affect our business. These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these actions may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to obtain and maintain regulatory approval in foreign jurisdictions will prevent us from marketing abroad.

We intend to seek partners to develop and market our products internationally. Outside the U.S., we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, in addition to other risks. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. We may not obtain foreign regulatory approvals on a timely basis, if at all. Foreign regulatory agencies, as well as the FDA, periodically inspect manufacturing facilities both in the U.S. and abroad. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We have not taken any significant actions to obtain foreign regulatory approvals. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any of our products in any market on a timely basis, or at all. Our inability or failure to comply with varying foreign regulation, or the imposition of new regulations, could restrict our sale of products internationally.

We may not be able to find a strategic partner to continue further clinical development of our photoacoustic device that we licensed under our UAMS License.

On December 15, 2012 (“Effective Date”), we executed an Exclusive License Agreement (“UAMS License”) with the Board of Trustees of the University of Arkansas (“UofA”) acting on behalf of the University of Arkansas for Medical Sciences (“UAMS”) to commercially develop certain patents and patent applications owned by UAMS throughout the world for the life of the patents.  Our UAMS License includes three patents (i) U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16; (ii) U.S. Patent Application Ser. No.: 12/945,576 Device and Method for In Vivo Noninvasive Magnetic Manipulation of Circulating Objects in BioFlows; UAMS ID No. 2008-16 CIP; (iii) U.S. Patent Application Ser. No.: 13/253,767 Device and Method for In Vivo Detection of Clots Within Circulatory Vessels; UAMS ID No. 2008-16 CIP2.

As previously disclosed in our filing on Form 8-K on February 24, 2014, in the normal course of events, we confirmed, on or about February 3, 2014, that a portion of one of the three licensed patent applications, U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16, had been rejected by the United States Patent and Trademark Office and U.S. Patent Application Serial No. 12/334,217 was then abandoned prior to the date of our UAMS License.  The basis for the rejection was primarily that the rejected portion of the application had previously been published in a scientific journal by the inventor Prof. Vladimir Zharov, an employee of the UAMS, prior to the filing of the application and therefore was not patentable.  Thus, we may not be able to find a strategic partner to continue further clinical development, despite completing a proof-of-concept clinical trial.

Risks Relating to our Common Stock

Currently, liquidity of the public market for our securities is limited, and there can be no assurances that liquidity of the public market will further develop or increase, while our common stock is likely to be subject to significant price fluctuations.

We cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.  Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person's account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker-dealer made the suitability determination, and

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that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We are an “emerging growth company” as defined in the JOBS Act and we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

Management intends to take full advantage of the regulatory relief afforded by the JOBS Act.  We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding an annual non-binding advisory vote on executive compensation and nonbinding stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may become more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NASDAQ, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We are incurring increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an "emerging growth company." We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NASDAQ Stock Market. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.

Our Board of Directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares.

We are authorized to issue up to 2,000,000 shares of preferred stock, $0.0001 par value. Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time. Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.  On June 16, 2015, we filed a Certificate of Designation that authorized the issuance of up to two thousand two hundred fifty (2,250) shares of a new series designated “Series A Convertible Preferred Stock,” and established the rights, preferences and limitations thereof.  Each share of Preferred Stock has a par value of $0.0001 per share and a stated value equal to $1,000.  Each share of Preferred Stock shall be convertible, at any time at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock ($1,000.00) by the Conversion Price of $1.25 per share. There are no dividend rights or liquidation preference associated with the Series A Convertible Preferred Stock. The summary of the rights, privileges and preferences of the Series A Convertible Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached as Exhibit 2.1 to our Form 8-K, filed on June 18, 2015.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup. In addition, limitations on indemnification which we are allowed to offer may discourage qualified persons from serving as our officers or directors.

Our stock is being quoted on the OTCQB which may result in limited liquidity and the inability of our stockholders to maintain accurate price quotations of their stock.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities will be in the over-the-counter market which is commonly referred to as the OTCQB as operated by OTC Markets Inc. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

It is anticipated that our stock price will be volatile and the value of your shares may be subject to sudden decreases.

Our stock price is likely to be volatile. The stock market in general and the market for medical technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  The following factors, in addition to other risk factors described in this section and general market and economic conditions, may have a significant impact on the market price of our common stock:

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results of our research and development efforts and our clinical trials;

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the timing of regulatory approval for our products;

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failure of any of our products, if approved, to achieve commercial success;

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the announcement of new products or product enhancements by us or our competitors;

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regulatory developments in the US and foreign countries;

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ability to manufacture our products to commercial standards;

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developments concerning our clinical collaborators, suppliers or marketing partners;

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changes in financial estimates or recommendations by securities analysts;

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public concern over our products;

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developments or disputes concerning patents or other intellectual property rights;

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product liability claims and litigation against us or our competitors;

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the departure of key personnel;

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changes in the structure of and third-party reimbursement in the US and other countries;

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general economic, industry and market conditions; and

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future sales of our common stock by us to fund our operations.

A decline in the market price of our common stock could cause you to lose some or all of your investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly. Whether or not meritorious, litigation brought against us could result in substantial costs and could divert the time and attention of our management. Our insurance to cover claims of this sort may not be adequate.

Your stock ownership will be diluted by our issuance of additional securities, including in connection with subsequent rounds of financing.

We will need further financing for the continued growth of our business to achieve our planned growth.  No assurance can be given as to the availability of additional financing or, if available, the terms upon which it may be obtained. Raising additional financing may result in our issuing additional securities, which could result in the dilution of your ownership percentage of us. We may also decide to issue shares in exchange for the acquisition of other companies in order to expand business operations. The issuance of any such shares will have the effect of further diluting your ownership percentage.

There may be restrictions on your ability to resell shares of Common Stock under Rule 144.

Currently, Rule 144 under the Securities Act permits the public resale of our securities under certain conditions after a six month holding period by the seller, including requirements with respect to the manner of sale, sales volume restrictions, filing requirements and a requirement that certain information about the issuer is publicly available (the “Rule 144 resale conditions”). At the time that stockholders intend to resell their shares under Rule 144, there can be no assurances that we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or, if so, current in our reporting requirements under the Exchange Act, in order for stockholders to be eligible to rely on Rule 144 at such time. In addition to the foregoing requirements of Rule 144 under the federal securities laws, the various state securities laws may impose further restrictions on the ability of a holder to sell or transfer the shares of Common Stock.

We do not anticipate paying dividends.

We never have paid any dividends on our common stock and we do not intend to pay any dividends in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.

The sale of shares of our common stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144.  As of the date of this prospectus we have outstanding an aggregate of 6,013,816 shares of common stock of which approximately 4,983,816 shares are restricted common stock.  All of our shares of common stock might be sold under Rule 144 after having been held for six months. No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our common stock, or the availability of such shares for future sale, will have on the market price of our common stock or our ability to raise capital through an offering of our equity securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the Selling Stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the Selling Stockholders.

However, we are registering the resale of up to 1,962,000 shares of our common stock that are issuable upon exercise of the Investor Warrants and the Agent Warrants.  If all of those warrants are exercised, we will receive gross proceeds of $2,943,000.  We intend to utilize any funds we might receive upon any exercise of Investor Warrants or Agent Warrants for general working capital, product development and clinical trials.

We have agreed to bear the certain expenses relating to the registration of the shares for the Selling Stockholders. We reserve the right to allocate the proceeds from the Purchase Agreement in accordance with management’s assessment of our needs at that time.

BUSINESS

Overview

We are a development stage company. We were incorporated in Delaware on August 29, 2012.  We are focused on developing and commercializing novel neurological therapies based on our proprietary BranchPoint device delivering therapeutics directly into specific regions of the brain. The BranchPoint device can deliver therapeutics through the radial deployment of a flexible delivery catheter to large and anatomically complex brain targets through a single initial brain penetration. The BranchPoint device was developed at the University of California, San Francisco (UCSF) with $1.8 million in funding from the California Institute for Regenerative Medicine (CIRM). It is based on a neurosurgical delivery platform that we have exclusively licensed from UCSF. It can enable new approaches to neurological therapy and be modified for the delivery of a broad range of novel therapeutics, such as stem cells to treat neurodegenerative diseases, chemotherapeutics to brain tumors and gene therapy vectors.

Furthermore, we have licensed a photoacoustic technology platform from the University of Arkansas for Medical Sciences (UAMS) that allows the detection, capturing and targeted destruction of metastatic circulating tumor cells (CTCs). We have completed a proof-of-concept clinical trial and are seeking a strategic partner for further clinical development

We cannot assure you that we will be successful with our development activities.

Plan of Operations

Our current plan is to continue the development of two programs in our pipeline.

1.

We submitted a 510(k) application of our BranchPoint device to the FDA on June 15, 2015.  If our BranchPoint device obtained regulatory approval from the FDA, our device may be used for the delivery of therapeutics such as stem cells or gene therapy vectors.  We may then commercialize our BranchPoint device on our own or through a commercial collaboration with a strategic partner.

2.

We are developing our ACX-31 program to deliver temozolomide directly to a tumor site with our BranchPoint device. temozolomide is a generic, approved chemotherapy drug that is indicated for the treatment of adult patients with newly diagnosed glioblastoma multiforme concomitantly with radiotherapy and then as maintenance treatment.  ACX-31 is contingent on BranchPoint's 510(k) approval.  Local delivery of temozolomide has been demonstrated to be superior to oral administration in an animal model.  In the scientific publication Brem S, Tyler BM, Li K, Pradilla G, Legnani F, Caplan J, et al. Local delivery of temozolomide by biodegradable polymers is superior to oral administration in a rodent glioma model. Cancer Chemother Pharmacol 2007;60:643-50., it was demonstrated that that intracranial concentrations of temozolomide increased threefold compared with orally delivered temozolomide. In a rodent glioma model, animals treated with a single temozolomide polymer (50% w/w) had a median survival of 28 days (P < 0.001 vs. controls, P < 0.001 vs. oral treatment), whereas animals treated with oral temozolomide had a median survival of 22 days compared to control animals (median survival of 13 days). Animals treated with two temozolomide polymers (50% w/w) had a median survival of 92 days (P < 0.001 vs. controls, P < 0.001 vs. oral treatment). The percentage of long-term survivors (LTS) for groups receiving intracranial temozolomide ranged from 25 to 37.5%; there were no LTS with oral temozolomide treatment. Animals treated with radiation therapy (XRT) and intracranial temozolomide (median survival not reached, LTS = 87.5%) demonstrated improved survival compared to those with intracranial temozolomide alone (median survival, 41 days; LTS = 37.5%), or oral temozolomide and XRT (median survival, 43 days, LTS = 38.9%).  We are anticipating to conduct studies to demonstrate the ability of our BranchPoint device to deliver temozolomide directly to the tumor site.

The development of our products is estimated to cost approximately $5-7 million over 4-5 years as a standalone company. However, we may seek to pursue a strategic collaboration partnership which may accelerate the development timeline, share expenses, and also provide access to ex-US markets.  The development of our products may also cost substantially more than $5-7 million and may require a substantially longer development timeline than 4-5 years.  Higher development expenses and delays may be caused by but are not limited to sub-optimal product performance and continued product optimization cycles, adverse clinical results and repeat of clinical trials, or delays of an FDA approval.  In such a scenario, we may not be able to secure sufficient funding or a strategic collaboration partnership and could cease operations under such circumstances.

By using our own capital resources and accessing external funding sources, we expect to operate as a technology development company with limited capital expenditures focused on commercial applications by pursuing (i) product development; (ii) capturing and protecting intellectual property; and (iii) expanding our commercial partner relationships.  By employing this business model, we believe that we can effectively deploy capital and maximize shareholder return.

As we continue the development of our pipeline programs, we are seeking strategic partnerships with established healthcare companies to pursue further development, regulatory approval and commercialization of our programs. We do not expect to manufacture finished products in-house, nor conduct direct or indirect sales of products which may allow the Company to avoid significant capital investment in production facilities and sales and marketing teams. It is difficult to predict whether we will be able to enter into beneficial commercial partner relationships with recognized healthcare companies and our ultimate success remains uncertain.

Need for Additional Capital

To become profitable and competitive, and execute strategic acquisitions, we may have to raise additional capital.  If we are unable to raise additional equity capital to develop our business and continue earning revenues, we might have to suspend or cease operations and our investors may lose their investment.  We have no assurance that future financings will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

The reader is referred to our financial statements included elsewhere herein.  As of March 31, 2015, we had $482,623 in cash and cash equivalents.  On June 22, 2015, we closed an equity financing of $2,250,000 gross proceeds to the Company.  In addition, we issued to the investors warrants to purchase up to 1,800,000 shares of our common stock.  The warrants have an exercise price of $1.50 per share and are exercisable for 4 years. We also issued an aggregate of 162,000 warrants that were similar to the warrants issued to investors and are exercisable at $1.50 per share for 4 years, to our placement agent and his designees. The total cost of our product development over the next four to five years is estimated by management to be from $5 million to $7 million as a standalone company.  We cannot assure you that we will have access to the funding required for our product development or that if available it will be available on terms that are not dilutive to our present shareholders.  If the funding is not available, we may have to severely curtail or cease operations.  We believe that our OTCQB listing will assist us in our funding efforts.  Most of the funds we raise will be applied directly towards continued development of our pipeline products.

Competition

The business for delivery of therapeutics to the human brain is highly competitive.  Our products must gain acceptance by the medical community and show clinically meaningful advantages in performance.  There are several groups and companies working on competitive technologies although in various stages.  Ivar Mendez, a neurosurgeon at Dalhousie University in

Halifax, Canada, has created the Halifax Injector, which delivers cells by tiny computer-controlled motors.  Researchers at Vanderbilt University, headed up by Prof. Robert J. Webster III and Asst. Prof. of Neurological Surgery Kyle Weaver, are developing a robotic steerable needle, which they call the 'Active Cannula' system. This is focused primarily on removing blood clots and not for stem cell deployment although future uses could include it.  Renishaw's neuroinspire software system is a software base guidance system that builds a map of the brain via MRI scans and produces a 3D image for deciding on a path for needle based biopsies. The Renishaw system incorporates the use of traditional straight needles and used for biopsies.  Many researchers working on regenerative medicine and stem cell deployment to the brain will continue to use straight needles.

We believe that our BranchPoint device is unique. Additionally, the projected low cost of our BranchPoint device compared to robotic or steerable needles utilizing micro-motors could be a significant advantage and could create a more cost-effective solution for the delivery of therapeutics to the brain.

Employees

Our CEO is employed by us on a part time basis.  In addition, we have retained approximately 5 individuals or companies as consultants or independent contractors that are involved in regulatory affairs, product development, scientific advisory and administrative functions.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB, which is sponsored by OTCMarkets, Inc. The OTCQB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks," as well as volume information. Our shares are quoted on the OTCQB under the symbol "ACXA."

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

TRADING MARKET

	High		Low

Fiscal Year 2014
First quarter ended March 31, 2014	$	n/a	$	n/a
Second quarter ended June 30, 2014		$4.40		$4.00
Third quarter ended September 30, 2014		$6.00		$5.35
Fourth quarter ended December 31, 2014		$5.40		$3.20

Fiscal Year 2015
First quarter ended March 31, 2015		$3.20		$2.10
Second quarter ended June 30, 2015		$3.60		$0.30

The high and low bid price for shares of our common stock on July 2, 2015, was $1.69 and $1.59, respectively, based upon bids that represent prices quoted by broker-dealers on the OTCQB.

Penny Stock

Our stock is considered to be a penny stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders

As of July 3, 2015, we had approximately 70 shareholders of record and 6,013,816 common shares issued and outstanding.  The number of holders does not include the shareholders for whom shares are held in a "nominee" or "street" name.

Dividends

Since our organization, we have not paid any cash dividends on our common stock, nor do we plan to do so in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We do not have any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS.

The information and financial data discussed below is derived from the audited financial statements of the Company for its fiscal year ended December 31, 2014 and its unaudited financial statements for the period ended March 31, 2015. The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent the Company’s financial condition and operations; however, they are not indicative of the Company’s future performance. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this prospectus.

Cautionary Notice Regarding Forward Looking Statements

The information contained in this heading contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this report. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

This prospectus contains a number of forward-looking statements which reflect management’s current views and expectations with respect to our business, strategies, products, future results and events, and financial performance. All statements made in this filing other than statements of historical fact, including statements addressing operating performance, events, or developments which management expects or anticipates will or may occur in the future, including statements related to distributor channels, volume growth, revenues, profitability, new products, adequacy of funds from operations, statements expressing general optimism about future operating results, and non-historical information, are forward looking statements. In particular, the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements, and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below. Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated, or implied by these forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect any future events or circumstances.

Readers should not place undue reliance on these forward-looking statements, which are based on management’s current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below), and apply only as of the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks to be discussed in our under “Risk Factors” in this prospectus and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

We are a development stage company. We were incorporated in Delaware on August 29, 2012.  We are focused on developing and commercializing novel neurological therapies based on our proprietary BranchPoint device delivering therapeutics directly into specific regions of the brain. The BranchPoint device can deliver therapeutics through the radial deployment of a flexible delivery catheter to large and anatomically complex brain targets through a single initial brain penetration. The BranchPoint device was developed at the University of California, San Francisco (UCSF) with $1.8 million in funding from the California Institute for Regenerative Medicine (CIRM). It is based on a neurosurgical delivery platform that we have exclusively licensed from UCSF. It can enable new approaches to neurological therapy and be modified for the delivery of a broad range of novel therapeutics, such as stem cells to treat neurodegenerative diseases, chemotherapeutics to brain tumors and gene therapy vectors.

Furthermore, we have licensed a photoacoustic technology platform from the University of Arkansas for Medical Sciences (UAMS) that allows the detection, capturing and targeted destruction of metastatic circulating tumor cells (CTCs). We have completed a proof-of-concept clinical trial and are seeking a strategic partner for further clinical development

We cannot assure you that we will be successful with our development activities.

Going Concern

Our independent registered auditors included an explanatory paragraph in their opinion on our consolidated financial statements as of and for the fiscal year ended December 31, 2014 that states that our ongoing losses and lack of resources causes substantial doubt about our ability to continue as a going concern.

Recent Developments

On June 15, 2015, we submitted a 510(k) application of our BranchPoint device to the FDA.  If our BranchPoint device obtained regulatory approval from the FDA, our device may be used for the delivery of therapeutics such as stem cells or gene therapy vectors.  We may then commercialize our BranchPoint device on our own or through a commercial collaboration with a strategic partner.

On June 22, 2015, we closed a private placement of 2,250 shares of the Company's convertible preferred stock for gross proceeds to the Company of $2,250,000.  The convertible preferred stock is convertible into shares of common stock of the Company at a conversion price of $1.25 per share. The Preferred Stock has no dividend rights or liquidation preference. If dividends are declared on the Common Stock, the holders of the Preferred Stock shall be entitled to participate in such dividends on an as-converted-to-common stock basis.  In addition, we issued to the investors warrants to purchase up to 1,800,000 shares of common stock. The warrants have an exercise price of $1.50 per share and are exercisable for 4 years. We also issued an aggregate of 162,000 warrants that were similar to the warrants issued to investors and are exercisable at $1.50 per share for 4 years, to our placement agent and his designees.

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with generally accepted accounting principles in the United States of America.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Significant accounting policies and methods used in preparation of the financial statements are described in Note 1 to our financial statements included in our most recent Form 10-K.  We evaluate our estimates and assumptions on a regular basis, based on historical experience and other relevant factors.  Actual results could differ materially from these estimates and assumptions.  The following critical accounting policies are impacted by judgments, assumptions and estimates used in preparation of our financial statements included in this registration statement.

Patent Rights

We capitalized as an asset the licensing fees incurred in connection with the exclusive license agreement (“UAMS License”) executed between the Company and the University of Arkansas for Medical Sciences (“UAMS”) on December 15, 2012 (“Effective Date”). The capitalized licensing fees of $87,499 net of an accumulated amortization expense of $115,072 were written off as an impairment loss as of December 31, 2014 because, as previously disclosed in a filing on Form 8-K on February 24, 2014, the Company confirmed on or about February 3, 2014, that a portion of one of the three licensed patent applications, U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16, had been rejected by the United States Patent and Trademark Office and U.S. Patent Application Serial No. 12/334,217 was then abandoned prior to the date of our UAMS License.  The basis for the rejection was primarily that the rejected portion of the application had previously been published in a scientific journal by the inventor Prof. Vladimir Zharov, an employee of the UAMS, prior to the filing of the application and therefore was not patentable.

Prepaid Assets

On August 14, 2014, we engaged a consultant to provide development services over 36 months in exchange for 450,000 shares of the Company’s common stock. The 450,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $900,000 as prepaid assets on the Company’s balance sheet.  These prepaid assets are amortized on a straight-line basis over the 36-month term of the consulting agreement.

On January 12, 2015, the Company and the Lim Development Group (“Consultant”) entered into a consulting agreement (“Agreement”) under which the Consultant provides scientific advisory to the Company in the development, partnering and commercialization of the “Microinjection Brain Catheter” (a.k.a. BranchPoint device) that the Company exclusively licensed from the University of California San Francisco (“UCSF”) on September 16, 2014.  As consideration for provided services, the Company issued a promissory note (“Note”) in the amount of $200,000 at an interest rate of 5.00% per annum to the Consultant.  The principal amount of the Note is amortized on a straight-line basis over the 24-month term of the Agreement.

On February 18, 2015, the Company entered into a consulting agreement (“Agreement”) with the Capital Communications Group (“Consultant”) under which the Consultant assists the Company in its efforts to gain greater recognition and awareness among relevant investors in the public capital markets on a non-exclusive basis.  In connection with the Agreement, the Company issued a four-year Warrant (“Warrant”) to the Consultant under which the Consultant is entitled to purchase from the Company up to 200,000 shares of the Company’s Common Stock (“Warrant Shares”) at an exercise price of $0.50 per Share (“Exercise Price”).  The Warrant is exercisable, in whole or in part, during the term commencing on the issuance date of the Warrant on February 18, 2015 and ending on February 18, 2019 (the “Exercise Period”).  The 200,000 Warrant Shares are valued at $527,500 based on the Black-Scholes formula and are amortized on a straight-line basis over the 24-month term of the Agreement.

On February 4, 2015, we issued 57,000 shares of our Company’s common stock to a consultant to provide investor relations services over 3 months per our consulting agreement.  The 57,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $114,000 and amortized over the 3-month term of the consulting agreement.

On February 10, 2015, we issued 150,000 shares of our Company’s common stock to a consultant to provide media services over 6 months per our consulting agreement.  The 150,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $300,000 and amortized over the 6-month term of the consulting agreement.

On March 17, 2015, we issued 20,000 shares of our Company’s common stock to a consultant to provide investor relations services over 6 months per our consulting agreement.  The 20,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $40,000 and amortized over the 6-month term of the consulting agreement.

Fixed Assets

On September 16, 2014, in connection with entering into the UCSF License, we purchased a prototype from a contract manufacturer in exchange for 2,150,000 shares of the Company’s common stock. The 2,150,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $4,300,000 as fixed assets on the Company’s balance sheet.  These fixed assets were amortized on a straight-line basis over the remaining 15 years of estimated patent life of the patent rights underlying the UCSF License, until they were written off as of December 31, 2014 because further development of the prototype is uncertain and contingent on the availability of sufficient funding.

On October 13, 2014 we purchased equipment to support the development of our prototype device which are capitalized in the amount of $162,294 as fixed assets on the Company’s balance sheet.  The equipment is amortized on a straight-line basis over 5 years.

Research and Development Expenses

We expense all of our research and development expenses in the period in which they are incurred.  At such time as our products are determined to be commercially available, we will capitalize those development expenditures that are related to the maintenance of the commercial products, and amortize these capitalized expenditures over the estimated life of the commercial product. The estimated life of the commercial product will be based on management’s estimates, including estimates of current and future industry conditions. A significant change to these assumptions could impact the estimated useful life of our commercial products resulting in a change to amortization expense and impairment charges.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position, or cash flow.

Results of Operations Fiscal Year Ended December 31, 2014 vs. Fiscal Year Ended December 31, 2013

Revenues

We had no revenues as a development stage company for the twelve months ended December 31, 2014 and 2013, respectively.

Operating Expenses

Depreciation and Amortization Expenses:  Depreciation and Amortization expenses were $94,298 and $11,817 for the twelve months ended December 31, 2014 and 2013, respectively.  The increase was due to the amortization of prepaid assets in connection with prototype optimization.

Impairment Loss:  Impairment losses were $4,304,927 and $95,940 for the twelve months ended December 31, 2014 and 2013, respectively.  The increase was caused by the write-off of the licensing fees, which were incurred in connection with the UAMS License, and the write-off of the fixed assets, which were purchased in connection with the UCSF License, because further development is uncertain and contingent on the availability of sufficient funding.

Research and Development:  Research and development expenses were $177,414 and $529,874 for the twelve months ended December 31, 2014 and 2013, respectively.  The decrease was due to the completion of the proof-of-concept clinical trial that was conducted in connection with the UAMS License in 2013.

General and Administrative:  General and administrative expenses were $123,127 and $122,100 for the twelve months ended December 31, 2014 and 2013, respectively.  They consisted of employee salaries, legal and audit fees, and other administrative expenses.

Net Loss

We had a net loss of $4,737,670 and $770,709 for the twelve months ended December 31, 2014 and 2013, respectively.  The increase was due to higher impairment losses caused by write-offs.

Results of Operations for the Three Months Ended March 31, 2015 vs. March 31, 2014

Revenues

We had no revenues as a development stage company for the three months ended March 31, 2015 and 2014, respectively.

Operating Expenses

Depreciation and Amortization Expenses:  Depreciation and Amortization expenses were $10,271 and $1,688 for the three months ended March 31, 2015 and 2014, respectively. The increase is due to the purchase of equipment required to support the development of our prototype device. The cost of the equipment is amortized on a straight-line basis over 5 years.

Research and Development:  Research and development expenses were $119,115 and $6,782 for the three months ended March 31, 2015 and 2014, respectively. The increase is due to the preparation of the 510(k) submission of our BranchPoint device to the FDA.

General and Administrative:  General and administrative expenses were $218,765 and $39,943 for the three months ended March 31, 2015 and 2014, respectively. The increase is due to the share issuance to our investor relations and media consultants in connection with their consulting agreements.

Net Losses

We had net losses of $363,195 and $57,118 for the three months ended March 31, 2015 and 2014, respectively. The increase is due to the preparation of the 510(k) submission of our BranchPoint device to the FDA and the share issuance to our investor relations and media consultants in connection with their consulting agreements.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Seasonality

We do not anticipate that our business will be seasonal to any material extent.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

Recent Sales of Unregistered Securities

The following is a summary of all transactions during our fiscal year ended December 31, 2014. Shares issued for cash consideration paid to us are valued at the purchase price per share; all other shares are valued as stated. All shares issued were issued as “restricted” shares of our common stock except as otherwise expressly stated.

On January 10, 2014, we sold 5,000 shares for $10,000 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On January 16, 2014, we sold 4,500 shares for $3,500 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On July 15, 2014, we sold 15,000 shares for $30,000 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On August 14, 2014, we issued 450,000 shares of our Company’s common stock to a consultant to provide development services over 36 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On September 16, 2014, in connection with entering into the UCSF License, we purchased a prototype from a contract manufacturer in exchange for 2,150,000 shares of our Company’s common stock.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On February 4, 2015, we issued 57,000 shares of our Company’s common stock to a consultant to provide investor relations services over 3 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On February 10, 2015, we issued 150,000 shares of our Company’s common stock to a consultant to provide media services over 6 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On March 17, 2015, we issued 20,000 shares of our Company’s common stock to a consultant to provide investor relations services over 6 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

There were no underwriters employed in connection with any of the transactions described above.

On June 22, 2015, we closed a private placement of 2,250 shares of the Company's convertible preferred stock for gross proceeds to the Company of $2,250,000.  The convertible preferred stock is convertible into shares of common stock of the Company at a conversion price of $1.25 per share. The Preferred Stock has no dividend rights or liquidation preference. If dividends are declared on the Common Stock, the holders of the Preferred Stock shall be entitled to participate in such dividends on an as-converted-to-common stock basis.  In addition, we issued to the investors warrants to purchase up to 1,800,000 shares of common stock. The warrants have an exercise price of $1.50 per share and are exercisable for 4 years. We also issued an aggregate of 162,000 warrants that were similar to the warrants issued to investors and are exercisable at $1.50 per share for 4 years, to our placement agent and his designees.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers, and their respective ages, positions and offices, are as follows:

Name Age Position(s) George Yu 42 President & CEO and Director Anchie Kuo 55 Chairman of the Board and Director William Callahan 56 Director

Our Chief Executive Officer is also serving as our principal financial officer for the Company.

George Yu

(age 42) has been the President and Chief Executive Officer of the Company since inception.  He has over 15 years of experience in start-up companies, finance, operations, corporate development and the medical field.  His well-rounded background allowed him to start the Company as a founder, raise an initial common stock funding round, and recently close a $2,250,000 equity financing.  He has the experience to manage the development of therapies, clinical trials and to raise additional funding that is critical for the success of the Company.  Previously, Mr. Yu served in various operational management and corporate development roles in small healthcare companies and has worked at the management consulting firm Bain & Company, with small-cap hedge funds and in investment banking at Lehman Brothers. Mr. Yu holds a Medical Doctor Degree from the University of Tuebingen, Germany, and a Master in Business Administration in Finance and Economics from Columbia Business School.

Anchie Kuo

(age 55) is a physician, venture capitalist and entrepreneur with over 25 years of experience in the US healthcare industry, serving on the board of over 15 companies. In addition, he has significant experience in the healthcare industry in Asia as the owner and CEO of the first FDA registered suture manufacturer in China.  He has an extensive network of international relationships that could the assist the Company in exploring strategic collaboration partnerships and fundraising.  He could also assist the Company in identifying assets or other small companies that would allow the Company to accelerate its growth through licensing or M&A transactions.  His background as the CEO of an FDA registered suture manufacturer could allow him to provide valuable regulatory insights to the Company.  Dr. Kuo is currently the CEO of Landbridge, based in San Francisco, since January 2012, a company dedicated to helping companies in the US and China with licensing, business development, and financing opportunities.  Previously, Dr. Kuo was the CEO of Arc Medical Supplies Co., Ltd., a medical products manufacturer that distributed products in China, Europe, and the US.  Prior to that, Dr. Kuo was a Managing Partner and co-Founder of Genaissance Capital Group, a top quartile healthcare focused hedge fund.  Prior to that, Dr. Kuo co-founded and became a Managing Director of BankAmerica Ventures (Scale Ventures Partners), a venture group that managed approximately $1.2 billion of assets. Prior to that, Dr. Kuo began in business development at Pfizer Hospital Products Group, a subsidiary of Pfizer Inc., where he was a manger responsible for acquisitions and venture investments. Dr. Kuo received his Bachelors or Arts (Economics) from Dartmouth College in Hanover, New Hampshire. Then Dr. Kuo received his M.D. from Dartmouth Medical School in Hanover, New Hampshire.

William Callahan

(age 56) has spent most of his more than 30-year career in emerging growth companies in the medical device, drug delivery and pharmaceutical industry, establishing and growing operations groups, and participating in the launch of numerous new products.  Mr. Callahan has experience in the translation of research and development projects into commercially viable products, commercial development of new products, set-up of quality control procedures and documentation, and operations.  He has been Senior Director Manufacturing Operations at AcelRx since March 2014.  He was a director of the Company’s board from January 2013 until March 2014, and was a consultant to the pharmaceutical and medical technology industries from February 2012 until March 2014.  From October 2009 until February 2012, he was Vice President Operations for Depomed, Inc. His previous tasks have included establishing GMP manufacturing operations and engineering groups whose responsibilities covered product assembly/manufacturing, process and product development, scale up and technology transfer activities, equipment and process qualification and validation execution, and support of regulatory FDA submissions. Commercial products that he worked on include in-vitro diagnostic devices (Lifescan and Avocet Medical Inc.), medical equipment (Applied Biosystems), transdermal pharmaceutical products (Cygnus Therapeutics), and solid oral drug delivery products (Depomed, Inc).  Throughout his career he has held positions of increasing responsibility in engineering and operations groups at Lifescan – a Johnson & Johnson Co., Applied Biosystems, Cygnus Therapeutics, Avocet Medical, and Depomed, Inc.  He received a B.S. degree in Chemistry from San Francisco State University.

Scientific Advisory Board

Daniel A. Lim, MD PhD, is Associate Professor of Neurological Surgery at the University of California, San Francisco (UCSF) and the lead inventor of the BranchPoint technology. He has over 18 years of research experience in the neural stem cell field and is also a board-qualified neurosurgeon at the University of California, San Francisco and the San Francisco Veterans Affairs Medical Center. Dr. Lim was the principal investigator of a $1.8 million California Institute for Regenerative Medicine (CIRM)

project that funded the development of the BranchPoint technology. In 2009, he edited a book describing the use of interventional MRI (iMRI) in neurosurgery. From 2010 to 2011, he served as co-surgeon in a Phase 1 clinical trial of neural cell transplantation to the brain of patients with Pelizaeus-Merzbacher disease (PMD). In 2012, he served as the local chairman of the biannual conference of the American Association of Stereotactic and Functional Neurosurgeons (ASSFN), and there he presented his work on the development of the BranchPoint technology, which was published in 2013 as an article featured on the cover of Stereotactic and Functional Neurosurgery. Ongoing work on iMRI for RBD-based cell delivery was reported in a news article online at Nature (http://www.nature.com/news/devices-aim-to-deliver-on-stem-cell-therapies-1.12532). The iMRI-compatible version of BranchPoint was published in Molecular Therapy in 2014. His basic science research on neural stem cells has resulted in over 50 peer-reviewed articles and book chapters. Dr. Lim serves as a member of the advisor board of the Rosenman Institute (http://qb3.org/rosenman), a non-profit organization whose mission is to drive medical device innovation for improvements in patient care by helping drive research concepts into innovation. For his basic science research, Dr. Lim received an NIH Director's New Innovator Award (2009-2014) and in 2010, he was a Kavli Fellow of the U.S. National Academy of Sciences.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in certain legal proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

•

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Indemnification of Directors and Officers

Our certificate of incorporation provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute). We believe that the indemnification provisions in our certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

In addition to the indemnification provided by our certificate of incorporation permitted by Delaware law, the Company agrees in the employment agreement with our Chief Executive Officer (“Executive”) to indemnify the Executive from and against any and all losses, claims, damages and liabilities, joint and several (collectively, “Losses”), to which the Executive may become subject under any applicable federal or state law, arising from or related to the Executive’s positions, conducts, activities, duties, or omissions at the Company; provided that the Company will not be liable to the extent that any Loss is found in a final judgment in a court to have resulted primarily from the Executive’s intentional violation of the law.  The Company will reimburse the Executive for all expenses (including reasonable counsel fees and expenses) as such may be incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising thereof, whether or not such the Company is a party.  The indemnification provided for in the employment agreement shall be in addition to any rights that the Executive may have at common law or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George Yu President & CEO	2014 2013	60,000 (#) 60,000 (##)	- -	- -	- -	- -	- -	- -	60,000 60,000

Note:

(#) This salary has accrued and will be paid upon us having adequate resources without interest and penalty as determined by the Company’s Board of Directors.

(##) $35,000 were paid out as salary while $25,000 has accrued and will be paid upon us having adequate resources without interest and penalty as determined by the Company’s Board of Directors.

Narrative Disclosure to Summary Compensation Table

On September 1, 2012, we entered into an employment agreement with George Yu, our president and CEO, which expired August 31, 2014, but renews for subsequent one year terms unless terminated by either party at least 60 days before the expiration of a term. Mr. Yu’s salary under his agreement is $5,000 per month and contains typical clauses with respect to non-disclosure, confidentiality and non-disparagement.  Mr. Yu’s salary has been accrued in 2014.

Retirement Benefits and Change of Control

Not Applicable.

Director Compensation

The following table discloses the compensation of the directors of the Company for the Company’s fiscal year ended December 31, 2014 and 2013, respectively:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George Yu	2014 2013	- -	- -	- -	- -	- -	- -
Anchie Kuo	2014 2013	- -	- -	- -	- -	- -	- -
William Callahan	2014 2013	- -	- -	- -	- -	- -	- -

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2014, with respect to our officers and directors and any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known to us to be the beneficial owner of more than five percent of our common stock, being our only class of voting securities, under the current rules of the Securities and Exchange Commission regarding beneficial ownership:

Name of beneficial owner	Position	Number of shares owned	Percent of Class (3)
George Yu	President, CEO and Director	200,000	3.3%
Anchie Kuo	Director	60,000	1.0%
William Callahan	Director	52,000	0.9%
Abazu Ltd.	Shareholder	1,150,000 (1)	19.1%
Cercade Ltd.	Shareholder	1,000,000 (2)	16.6%
Luneel Corp.	Shareholder	450,000	7.5%
Elizabeth A. & Luc H. Meyer	Shareholder	350,000	5.8%
All officers and directors as a group (3 persons)		610,000	40.9%

Notes:

(1)

These shares are deemed to be indirectly controlled and owned by George Yu in his capacity as a director of Abazu Ltd.

(2)

These shares are deemed to be indirectly controlled and owned by George Yu in his capacity as a director of Cercade Ltd.

(3)

Applicable percentage ownership is based on 6,013,816 shares of our common stock outstanding as of July 3, 2015. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Changes in control

There are no arrangements, including any pledge by any person of our securities, known to us the operation of which may at a subsequent date result in a change in control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Upon our incorporation we issued 2,000,000 shares to our 34 founders.  George Yu received 200,000 founder shares and Anchie Kuo received 60,000 shares.  All of such transactions with the Company’s founders were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”). All of the shares issued in such transactions bear an appropriate restrictive legend.

We engaged in a private offering of our common stock and Elizabeth A. and Luc H. Meyer purchased 350,000 shares for $350,000 (the same price per share as all other purchasers in our private offering).  A total of 965,000 shares were sold in the private offering to 10 investors.  These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that the investor was acquiring the shares for his/her own account and for investment.  The private offering was, accordingly, also exempt by reason of Section 4(6) of the Act.

Under his retainer agreement with the Company in October 2012, Mr. Hariton, our counsel, was issued 10,000 shares in a transaction exempt under Section 4(2) of the Securities Act.  The certificate for these shares bears a restrictive legend.  The shares were expensed by us at $10,000, the price in the private offering.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

As disclosed under Item 6. Executive Compensation, Mr. Yu has an employment agreement with the Company.

Director Independence

We believe that the following directors of our company are considered “independent” under Rule 400(a)(15) of the National Association of Securities Dealers listing standards:  Anchie Kuo and Luc H. Meyer.

SELLING STOCKHOLDERS

The shares to be offered by the Selling Stockholders were or will be issued pursuant to the terms of our Purchase Agreement with the investors.  The shares offered hereby are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act, to give the Selling Stockholders the opportunity to publicly sell these shares. This prospectus is part of a Registration Statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the Selling Stockholders. No estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the shares listed in this prospectus.

The following table sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the beneficial ownership of each Selling Stockholder, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Shareholder and Name of Person Controlling	Amount of Shares owned before Offering	Number of shares offered	Amount of shares owned after Offering	Percent of shares held after Offering
Sabby Healthcare Master Fund, Ltd.(1)	1,600,000(3)	1,600,000	0	0
Sabby Volatility Warrant Master Fund, Ltd.(1)	1,600,000 (3)	1,600,000	0	0
H.C. Wainwright & Co., LLC(2)	479,380(4)	479,380	0	0
Michael Vasinkevich(5)	55,890	55,890	0	0
Noam Rubinstein(5)	20,250	20,250	0	0
Mark Viklund(5)	4,860	4,860	0	0
Charles Worthman(5)	1,620	1,620	0	0
Total	3,762,000	3,762,000	0	0

(1)

The address of these entities is 10 Mountainview Road – Suite 205, Upper Saddle River, New Jersey 07458. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC.  Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

(4)

The address of this entity is 430 Park Avenue – 4th Floor, New York, NY 10022.

(3)

Represents 800,000 shares issuable on conversion of Series A Preferred Stock and 800,000 shares issuable on exercise of Investor Warrants.

(4)

Represents 200,000 shares issuable on conversion of Series A Preferred Stock, 200,000 shares issuable on exercise of Investor Warrants and 79,380 shares issuable on exercise of Agent Warrants.

(5) The address of all of these persons is c/o H.C. Wainwright & Co., LLC and these shares are issuable upon exercise of Agent Warrants.

RELATIONSHIP BETWEEN THE ISSUER AND THE SELLING STOCKHOLDERS

The Selling Stockholders have not at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling Investors may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

privately negotiated transactions

•

a combination of such methods of sale; or

•

any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts relating to their sales of shares, to exceed what is customary in the types of transactions involved. The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock are deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them is deemed to be underwriting commissions or discounts under the Securities Act. Because Selling Stockholders deemed to be an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the Selling Stockholders and/or the purchasers. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Upon our company being notified in writing by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing: (i) the name of each such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such the shares of common stock were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorize us to issue (a) 20,000,000 shares of Common Stock, par value $0.0001 per share, of which 6,013,816 shares are issued and outstanding as of the date of this prospectus, and (b) 2,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 2,250 shares are issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 2,000,000 shares of Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors.

On June 16, 2015, the Company filed a Certificate of Designation in connection with a private placement that authorized the issuance of up to two thousand two hundred fifty (2,250) shares of a new series designated “Series A Convertible Preferred Stock,” and established the rights, preferences and limitations thereof. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $1,000. In that private placement we sold an aggregate of 2,250 shares of our Series A convertible preferred stock, par value $0.0001 per share (“Preferred Stock”) for gross proceeds to us of $2,250,000. Each share of the Preferred Stock is convertible into 800 shares of our common stock (“Common Stock”) which results in an effective conversion price of $1.25 per share. The Preferred Stock has no dividend rights or liquidation preference. If dividends are declared on the Common Stock, the holders of the Preferred Stock shall be entitled to participate in such dividends on an as-converted-to-common stock basis.

The summary of the rights, privileges and preferences of the Series A Convertible Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is attached as Exhibit 2.1 to our Form 8-K, filed on June 18, 2015.

Warrants

On June 22, 2015, (i) we issued four year warrants (the “Investor Warrants”) to the investors in our private placement to purchase up to 1,800,000 shares of our common stock at $1.50 per share, subject to adjustment for stock splits, recapitalization and the like and (ii) we issued 162,000 warrants to the placement agent in our private placement and its designees that were substantially similar to the Investor Warrants and are exercisable at $1.50 per share for 4 years.

Dividend Policy

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Transfer Agent

The transfer agent for our common stock is Nevada Agency and Transfer Company whose address is 50 West Liberty Street, Suite 880, Reno NV 89501. Its telephone number is 775-322-0626.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Under Delaware Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable

EXPERTS

The financial statements for the years ended December 31, 2014 and December 31, 2013, included in this prospectus have been audited by Seale and Beers, CPAs, Las Vegas, Nevada, to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and Registration Statement in reliance upon the report of Seale and Beers, CPAs and upon the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., White Plains, New York.  Mr. Hariton owns 10,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by Endonovo Therapeutics, Inc. can be read and copied at the Commission's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request. The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the Registration Statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

INDEX TO FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firm Seale & Beers, CPAs	F-2 and F-3

Balance Sheets at December 31, 2014 and 2013	F-4

Statements of Operations for the year ended December 31, 2014 and 2013	F-5

Statements of Cash Flow for the year ended December 31, 2014 and 2013	F-6

Statements of Stockholders' Deficit for the year ended December 31, 2014 and 2013	F-7

Notes to Financial Statements	F-8 to F-13

Condensed Interim Statements for the three months ended March 31, 2015 and 2014	F-14 to F-19

Financial Statements and Supplementary Data.

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Accurexa, Inc.

We have audited the accompanying balance sheets of Accurexa, Inc. as of December 31, 2014, and the related statements of income, stockholders’ equity (deficit), and cash flows for the period ended December 31, 2014. Accurexa, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accurexa, Inc. as of December 31, 2014, and the related statements of income, stockholders’ equity (deficit), and cash flows for the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has no revenues, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

March 25, 2015

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cyto Wave Technologies, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Cyto Wave Technologies, Inc. (A Development Stage Company) as of December 31, 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on August 29, 2012 through December 31, 2013. Cyto Wave Technologies, Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyto Wave Technologies, Inc (A Development Stage Company) as of December 31, 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period since inception on August 29, 2012 through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note #2 to the financial statements, the Company has no revenues, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note #2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

March 13, 2014

50 S. Jones Blvd,  Suite 201 - Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

ACCUREXA INC.
Balance Sheets
(Audited)

	December 31, 2014	December 31, 2013
ASSETS

Current assets
Cash and cash equivalents	$555,506	$818,070
Total current assets	555,506	818,070

Patent rights, net	-	94,251
Prepaid Assets	786,685	-
Fixed Assets, net	157,320	-

Total assets	$1,499,511	$912,321

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other accruals, including related party liabilities of $105,000 as of December 31, 2014 and $45,000 as of December 31, 2013	$266,026	$209,679
Total current liabilities	266,026	209,679

Convertible Notes, net of unamortized debt discount of $16,940	353,060	350,000

Total liabilities	619,085	559,679

Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock
Authorized 20,000,000 shares at par value of $ 0.0001 each Issued and outstanding 5,786,816 shares as of December 31, 2014 and 3,162,316 shares as of December 31, 2013	579	316
Common Stock Issuable	2,000	-
Additional paid-in capital	6,425,151	1,161,960
Accumulated deficit	(5,547,305)	(809,634)
Total stockholders' deficit	880,425	352,642

Total liabilities and stockholders' deficit	$1,499,511	$912,321

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.
Statements of Operations
(Audited)

	Year Ended December 31, 2014	Year Ended December 31, 2013

Revenue	$-	$-

Operating Expenses
Depreciation and Amortization Expense	94,298	11,817
Impairment Loss	4,304,927	95,940
Research & Development	177,414	529,874
General and Administrative	123,127	122,100
Total Operating Expenses	4,699,766	759,730

Loss from Operations	(4,699,766)	(759,730)

Interest Income (Expense)	(37,904)	(8,364)
Realized Income (Loss)	-	(2,615)
Loss before provisions for income taxes	(4,737,670)	(770,709)

Provision for income taxes	-	-
Net Loss	$(4,737,670)	$(770,709)

Loss per common share - basic and fully diluted:	$(1.19)	$(0.24)

Weighted average number of basic and fully diluted common shares outstanding	3,976,122	3,149,541

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.
Statements of Cash Flows
(Audited)

	Year Ended December 31, 2014	Year Ended December 31, 2013

Cash flows from operations:
Loss from continuing operations	$(4,737,670)	$(770,709)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	94,298	11,817
Impairment Loss	4,304,927	95,940
Amortization of non-cash R&D expenses	113,315	-
Amortization of discount on convertible notes	3,060	-
Realized Gain/Loss on marketable securities	-	2,615
Changes in operating assets and liabilities:
Accounts payable and other accruals	58,346	146,624
Net cash used in operations	(163,724)	(513,713)

Investment activities:
Investment in fixed assets	(162,294)	-
Investment in patent rights	-	-
Investment in marketable securities	-	(2,615)
Net cash used in investment activities	(162,294)	(2,615)

Financing activities:
Convertible notes received	20,000	350,000
Share subscriptions received	43,454	35,953
Net cash provided by financing activities	63,454	385,953

Net (decrease) / increase in cash	(262,564)	(130,375)

Cash, beginning of period	818,070	948,445
Cash, end of period	$555,506	$818,070

Supplemental disclosure of cash flow information:
Cash paid for interest	$35,000	$-

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.
Statement of Stockholders' Equity
(Audited)

	Common Stock	Amount	Common Stock Issuable	Additional paid-in capital	Accumulated (Deficit)	Stockholders' Equity

Balance December 31, 2012	3,126,316	$ 313	$ -	$ 1,126,010	$ (38,925)	$ 1,087,398

Shares issued pursuant to private placement on February 6, 2013	10,000	1	-	9,952	-	9,953
Shares issued pursuant to Bill Callahan consulting agreement on June 15, 2013	26,000	3	-	25,997	-	26,000
Net (loss) for the period	-	-	-	-	(770,709)	(770,709)

Balance December 31, 2013	3,162,316	$ 316	$ -	$ 1,161,960	$ (809,634)	$ 352,642

Shares issued pursuant to private placements	24,500	2	-	43,452	-	43,454
Common Stock Issuable to Mr. Callahan	-	-	2,000	-	-	2,000
Shares issued pursuant to consulting agreement	450,000	45	-	899,955	-	900,000
Shares issued pursuant to asset purchase agreement	2,150,000	215	-	4,299,785	-	4,300,000
Discount on Convertible Note	-	-	-	20,000	-	20,000
Net (loss) for the period	-	-	-	-	(4,737,670)	(4,737,670)

Balance December 31, 2014	5,786,816	$ 579	$ 2,000	$ 6,425,151	$ (5,547,305)	$ 880,425

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2014

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Accurexa, Inc. (the “Company”) was incorporated under the laws of the state of Delaware on August 29, 2012. The Company elected its fiscal year ending on December 31. The Company is a development stage company as defined in the Accounting Standards Codification 915, Development Stage Entities. All activities of the Company to date relate to its organization, initial funding and share issuances, and research & development.

The Company is focused on developing and commercializing novel neurological therapies based on its proprietary BranchPoint device delivering therapeutics directly into specific regions of the brain. The BranchPoint device can deliver therapeutics through the radial deployment of a flexible delivery catheter to large and anatomically complex brain targets through a single initial brain penetration. The BranchPoint device was developed at the University of California, San Francisco (UCSF) with $1.8 million in funding from the California Institute for Regenerative Medicine (CIRM). It is based on a neurosurgical delivery platform that the Company has exclusively licensed from UCSF. It may enable new approaches to neurological therapy and be modified for the delivery of a broad range of novel therapeutics, such as stem cells to treat neurodegenerative diseases, chemotherapeutics to brain tumors and gene therapy vectors.

Furthermore, the Company has licensed a photoacoustic technology platform from the University of Arkansas for Medical Sciences (UAMS) that allows the detection, capturing and targeted destruction of metastatic circulating tumor cells (CTCs). The Company has completed a proof-of-concept clinical trial and is seeking a strategic partner for further clinical development.

Accounting Basis

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased.

Concentration of Credit Risk and Financial Instruments

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash balances maintained at creditworthy financial institutions.  The Company maintained cash balances in bank checking and savings accounts which, at times, either may exceed insured limits set or are not insured by the Federal Deposit Insurance Corporation (FDIC).  As of December 31, 2014, $118,301 of the Company’s cash balances at an offshore bank were not insured by the FDIC.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

Patent Rights

Patent rights are carried at cost net of accumulated amortization on a straight-line basis over their estimated remaining patent lives.  Estimated patent life is 20 years from the date on which the application for a patent was filed.

ACCUREXA INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2014

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and accounts payable.  The carrying values of financial instruments reflected in these financial statements approximate their fair values due to the short-term maturity of the instruments.

Earnings (Loss) per Share

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the reported period. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the period for any potentially dilutive debt or equity. There are no diluted shares outstanding.

Revenue Recognition

The Company has no current source of revenue; therefore the Company has not yet adopted any policy regarding the recognition of revenue.

Start-up Cost

The Company accounts for start-up costs pursuant to the provisions of the Accounting Standard Codification 720-15. Accounting for start-up costs require all costs incurred in connection with the start-up and organization of the Company be expensed as incurred.

Research and Development Expenses

We expense all of our research and development expenses in the period in which they are incurred.  At such time as our products are determined to be commercially available, we will capitalize those development expenditures that are related to the maintenance of the commercial products, and amortize these capitalized expenditures over the estimated life of the commercial product.  The estimated life of the commercial product will be based on management’s estimates, including estimates of current and future industry conditions.  A significant change to these assumptions could impact the estimated useful life of our commercial products resulting in a change to amortization expense and impairment charges.

Income Taxes

The Company accounts for income taxes pursuant to the provisions of the Accounting Standards Codification 740, Accounting for Income Taxes, which requires an asset and liability approach to calculate deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary difference between the carrying amounts and the tax basis of assets and liabilities. As a result of the initial period’s incurred loss the deferred tax asset has been fully reserved.

Recent Accounting Pronouncements

On June 10, 2014, the FASB issued ASU 2014-10, Elimination of Certain Financial Reporting Requirements, including Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. The content resulting from the issuance of ASU 2014-10 eliminates inception-to-date presentation and other disclosure requirements in ASC Topic 915 for entities previously considered development stage entities. Early adoption is permitted, and the Company has elected to make an early adoption of ASU 2014-10.

The Company's management has evaluated all other recently issued accounting pronouncements through the filing date of these financial statements and does not believe that any of these pronouncements will have a material impact on the Company's financial position and results of operations.

ACCUREXA INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2014

2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred net losses and negative cash flows from operating activities for the year ended December 31, 2014, and has an accumulated deficit of $5,547,305 as of December 31, 2014. The Company has relied upon raising capital through private placements to fund its ongoing operations to date, and expects to continue to do so, as it has yet to generate cash from its operating activities. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company intends to raise additional capital through equity and/or debt financings as well as through entering into sub-license agreements with strategic partners in order to ensure the Company continues operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3 – PATENT RIGHTS

The Company capitalized as an asset the licensing fees incurred in connection with the exclusive license agreement (“UAMS License”) executed between the Company and the University of Arkansas for Medical Sciences (“UAMS”) on December 15, 2012 (“Effective Date”). The capitalized licensing fees of $87,499 net of an accumulated amortization expense of $115,072 were written off as an impairment loss as of December 31, 2014 because, as previously disclosed in a filing on Form 8-K on February 24, 2014, the Company confirmed on or about February 3, 2014, that a portion of one of the three licensed patent applications, U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16, had been rejected by the United States Patent and Trademark Office and U.S. Patent Application Serial No. 12/334,217 was then abandoned prior to the date of our UAMS License.  The basis for the rejection was primarily that the rejected portion of the application had previously been published in a scientific journal by the inventor Prof. Vladimir Zharov, an employee of the UAMS, prior to the filing of the application and therefore was not patentable.

Gross carrying amount was $0 and $94,252 as of December 31, 2014 and 2013, respectively. Accumulated amortization was $115,072 and $108,319 as of December 31, 2014 and 2013, respectively.  Amortization expense was $94,251, of which $87,499 was recorded as impairment loss as of December 31, 2014.  Amortization expense was $107,757, of which $95,940 was recorded as impairment loss as of December 31, 2013.

4 – PREPAID ASSETS

On August 14, 2014, the Company engaged a consultant to provide development services over 36 months in exchange for 450,000 shares of the Company’s common stock. The 450,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $900,000 as prepaid assets on the Company’s balance sheet.  These prepaid assets are amortized on a straight-line basis over the 36-month term of the consulting agreement.

5 – FIXED ASSETS

On September 16, 2014, in connection with entering into the UCSF License, the Company purchased a prototype from a contract manufacturer in exchange for 2,150,000 shares of the Company’s common stock. The 2,150,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $4,300,000 as fixed assets on the Company’s balance sheet.  These fixed assets were amortized on a straight-line basis over the remaining 15 years of estimated patent life of the patent rights underlying the UCSF License, until they were written off as of December 31, 2014 because further development of the prototype is uncertain and contingent on the availability of sufficient funding.

ACCUREXA INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2014

On October 13, 2014 the Company purchased equipment to support the development of its prototype device which are capitalized in the amount of $162,294 as fixed assets on the Company’s balance sheet.  The equipment is amortized on a straight-line basis over 5 years. Gross carrying amount was $157,320 and $0 as of December 31, 2014 and 2013, respectively. Accumulated amortization was $82,572 and $0 as of December 31, 2014 and 2013, respectively.  Depreciation expense was $4,304,974, of which $4,217,428 was recorded as impairment loss as of December 31, 2014. There was no depreciation expense and impairment loss as of December 31, 2013.

6 – INCOME TAXES

The Company provides for income taxes under ASC Topic 740 which requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $1,610,808 which is calculated by multiplying a 34% estimated tax rate by the cumulative NOL of $4,737,670. The total valuation allowance is a comparable $1,610,808. Details are as follows:

Twelve Months Ended December 31, 2014
Deferred Tax Asset	1,610,808
Valuation Allowance	(1,610,808)
Current Taxes Payable	0.00
Income Tax Expense	$ 0.00

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2012	$ 8,564	2032
2013	$ 262,041	2033
2014	$ 1,610,808	2034
Total NOL	$ 1,881,413

7 – RELATED PARTY TRANSACTIONS

Accounts payable includes $105,000 of accrued salary due to the Company’s Chief Executive Officer as of December 31, 2014.

8 – STOCKHOLDERS’ EQUITY

The Company has authorized 20,000,000 Common Shares and 2,000,000 Preferred Shares at a par value of $0.0001 per share.

On January 10, 2014, we sold 5,000 shares for $10,000 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

ACCUREXA INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2014

On January 16, 2014, we sold 4,500 shares for $3,500 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On July 15, 2014, we sold 15,000 shares for $30,000 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On August 14, 2014, we issued 450,000 shares of our Company’s common stock to a consultant to provide development services over 36 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On September 16, 2014, in connection with entering into the UCSF License, we purchased a prototype from a contract manufacturer in exchange for 2,150,000 shares of our Company’s common stock.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On February 4, 2015, we issued 57,000 shares of our Company’s common stock to a consultant to provide investor relations services over 3 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On February 10, 2015, we issued 150,000 shares of our Company’s common stock to a consultant to provide media services over 6 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

There were no underwriters employed in connection with any of the transactions described above.

9 - CONVERTIBLE NOTES

On July 25, 2013, the Company entered into a secured convertible note (“Note”) under which the Company received $350,000 from the convertible note holder (“Holder”) and is obligated to pay to the Holder the full principal amount after 36 months from the date of the Note, plus an interest at the rate of 10.0% per year payable at the end of each year from the date of the Note.  The Holder has the right to convert the Note, in whole or in part, into shares of common stock of the Company (“Common Stock”) at a fixed rate of $2.00 per share (the “Conversion Price”) at any time.  The number of shares issuable on full conversion was 175,000 and their fair market value exceeded the principal amount of the Note by $210,000 as of December 31, 2014.  The Company may prepay the Note in whole or in part at any time for cash on 15 business days’ prior written notice, subject to the right of the Holder to convert into shares of Common Stock of the Company prior to any prepayment.  The Note agreement was filed on August 14, 2013 as an exhibit to Form 10-Q for the three months ended September 30, 2013.

On July 15, 2014, the Company entered into a secured convertible note (“Note”) under which the Company received $20,000 from the convertible note holder (“Holder”) and is obligated to pay to the Holder the full principal amount after 36 months from the date of the Note.  The Holder has the right to convert the Note, in whole or in part, into shares of common stock of the Company (“Common Stock”) at a "Variable Conversion Price" of 50% multiplied by the Market Price (representing a discount rate of 50%). “Market Price” means the average of the Closing Trading Prices for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Company may prepay the Note in whole or in part at any time for cash on 15 business days’ prior written notice, subject to the right of the Holder to convert into shares of Common Stock of the Company prior to any prepayment. The number of shares issuable on full conversion was 12,500 and their fair market value exceeded the principal amount of the Note by $20,000 as of December 31, 2014. The Company has

ACCUREXA INC.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2014

determined the value associated with the beneficial conversion feature in connection with the notes to be $20,000. The aggregate beneficial conversion feature was accreted and charged to interest expense in the amount of $3,060 as of December 31, 2014, and will be amortized until July 15, 2017.

10 – SUBSEQUENT EVENTS

On January 12, 2015, the Company and the Lim Development Group (“Consultant”) entered into a consulting agreement (“Agreement”) under which the Consultant provides scientific advisory to the Company in the development, partnering and commercialization of the “Microinjection Brain Catheter” (a.k.a. BranchPoint device) that the Company exclusively licensed from the University of California San Francisco (“UCSF”) on September 16, 2014.  The Consultant will also serve as a member of the Company’s newly formed Scientific Advisory Board.  The term of the Agreement shall be two years and may be extended by mutual agreement of both parties. As consideration for provided services during the term of the Agreement, the Consultant shall receive either a project fee or an hourly rate, either of which will be determined and agreed upon by both parties prior to commencement of any work or project.  Under the Agreement, the Company also issued a promissory note (“Note”) in the amount of $200,000 and at an interest rate of 5.00% per annum to the Consultant.  Under the Note, the Consultant shall have the right, exercisable at any time at the Consultant’s sole discretion, to convert all or a portion of the outstanding principal amount of and all accrued interest under the Note, in whole or in part, into shares of common stock of the Company (the “Shares”) at a conversion price of $0.20 per share.  The Shares are issuable pursuant to Regulation D under the Securities Act of 1933, as amended, are to be exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and are to bear an appropriate restrictive legend.  A full description of the Agreement was filed as exhibit 10.1 and of the Note was filed as exhibit 10.2 to the Form 8-K as of January 13, 2015.

On February 18, 2015, the Company entered into a consulting agreement (“Agreement”) with the Capital Communications Group (“Consultant”) under which the Consultant assists the Company in its efforts to gain greater recognition and awareness among relevant investors in the public capital markets on a non-exclusive basis.  In connection with the Agreement, the Company issued a four-year Warrant (“Warrant”) to the Consultant under which the Consultant is entitled to purchase from the Company up to 200,000 shares of the Company’s Common Stock (“Warrant Shares”) at an exercise price of $0.50 per Share (“Exercise Price”).  The Warrant is exercisable, in whole or in part, during the term commencing on the issuance date of the Warrant on February 18, 2015 and ending on February 18, 2019 (the “Exercise Period”). A full description of the Agreement was filed as exhibit 10.13 to the Form 10-K as of March 25, 2015.

ACCUREXA INC.
Condensed Interim Balance Sheets
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS

Current assets
Cash and cash equivalents	$482,623	$555,506
Total current assets	482,623	555,506
Prepaid Assets	1,687,732	786,685
Fixed Assets, net	198,124	157,320
Total assets	$2,368,478	$1,499,511

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other accruals, including related party liabilities of $120,000 as of March 31, 2015 and $105,000 as of December 31, 2014	$312,531	$266,026
Total current liabilities	312,531	266,026
Convertible Notes, net of unamortized debt discount	357,216	353,060
Total liabilities	669,747	619,085

Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock
Authorized 20,000,000 shares at par value of $ 0.0001 each
Issued and outstanding 6,013,816 shares as of March 31, 2015 and 5,786,816 shares as of December 31, 2014	601	579
Common Stock Issuable	2,000	2,000
Additional paid-in capital	7,606,629	6,425,151
Accumulated deficit	(5,910,499)	(5,547,305)
Total stockholders' deficit	1,698,731	880,425

Total liabilities and stockholders' deficit	$2,368,478	$1,499,511

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.
Condensed Interim Statements of Operations
(Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Revenue	$-	$-

Operating Expenses
Depreciation and Amortization Expense	10,271	1,688
Research & Development	119,115	6,782
General and Administrative	218,765	39,943
Total Operating Expenses	348,151	48,413

Loss from Operations	(348,151)	(48,413)

Interest Income (Expense)	(15,044)	(8,705)
Loss before provisions for income taxes	(363,195)	(57,118)

Provision for income taxes	-	-
Net Loss	$(363,195)	$(57,118)

Loss per common share - basic and fully diluted:	$(0.06)	$(0.02)

Weighted average number of basic and fully diluted common shares outstanding	5,907,771	3,170,552

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.
Condensed Interim Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Cash flows from operations:
Loss from continuing operations	$(363,195)	$(57,118)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and Amortization	10,271	1,688
Amortization of non-cash expenses	280,453	-
Amortization of discount on convertible notes	4,157	-
Changes in operating assets and liabilities:
Accounts payable and other accruals	46,505	20,750
Net cash used in operations	(21,809)	(34,680)

Investment activities:
Investment in fixed assets	(51,075)	-
Net cash used in investment activities	(51,075)	-

Financing activities:
Share subscriptions received	-	13,454
Net cash provided by financing activities	-	13,454

Net (decrease) / increase in cash	(72,884)	(21,226)

Cash, beginning of period	555,506	818,070
Cash, end of period	$482,623	$796,844

The accompanying notes are an integral part of these financial statements.

ACCUREXA INC.

Notes To Interim Financial Statements

March 31, 2015

(Unaudited)

1 - INTERIM FINANCIAL STATEMENTS

The accompanying interim financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2015, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these interim financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2014 audited financial statements.  The results of operations for the period ended March 31, 2015 is not necessarily indicative of the operating results for the full year.

2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

4 - PREPAID ASSETS

On January 12, 2015, the Company and the Lim Development Group (“Consultant”) entered into a consulting agreement (“Agreement”) under which the Consultant provides scientific advisory to the Company in the development, partnering and commercialization of the “Microinjection Brain Catheter” (a.k.a. BranchPoint device) that the Company exclusively licensed from the University of California San Francisco (“UCSF”) on September 16, 2014.  As consideration for provided services, the Company issued a promissory note (“Note”) in the amount of $200,000 at an interest rate of 5.00% per annum to the Consultant.  The principal amount of the Note is amortized on a straight-line basis over the 24-month term of the Agreement.

ACCUREXA INC.

Notes To Interim Financial Statements

March 31, 2015

(Unaudited)

On February 18, 2015, the Company entered into a consulting agreement (“Agreement”) with the Capital Communications Group (“Consultant”) under which the Consultant assists the Company in its efforts to gain greater recognition and awareness among relevant investors in the public capital markets on a non-exclusive basis.  In connection with the Agreement, the Company issued a four-year Warrant (“Warrant”) to the Consultant under which the Consultant is entitled to purchase from the Company up to 200,000 shares of the Company’s Common Stock (“Warrant Shares”) at an exercise price of $0.50 per Share (“Exercise Price”).  The Warrant is exercisable, in whole or in part, during the term commencing on the issuance date of the Warrant on February 18, 2015 and ending on February 18, 2019 (the “Exercise Period”).  The 200,000 Warrant Shares are valued at $527,500 based on the Black-Scholes formula and are amortized on a straight-line basis over the 24-month term of the Agreement.

On February 4, 2015, we issued 57,000 shares of our Company’s common stock to a consultant to provide investor relations services over 3 months per our consulting agreement.  The 57,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $114,000 and amortized over the 3-month term of the consulting agreement.

On February 10, 2015, we issued 150,000 shares of our Company’s common stock to a consultant to provide media services over 6 months per our consulting agreement.  The 150,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $300,000 and amortized over the 6-month term of the consulting agreement.

On March 17, 2015, we issued 20,000 shares of our Company’s common stock to a consultant to provide investor relations services over 6 months per our consulting agreement.  The 20,000 issued shares of common stock are valued at $2 per share, equal to the price per share paid by an investor in a prior sale of the Company’s shares of common stock on July 15, 2014, and are capitalized in the amount of $40,000 and amortized over the 6-month term of the consulting agreement.

5 - FIXED ASSETS

The Company has purchased equipment to support the development of its prototype device which are capitalized in the amount of $198,124 as fixed assets on the Company’s balance sheet.  The equipment is amortized on a straight-line basis over 5 years.

6 - CONVERTIBLE NOTES

On July 25, 2013, the Company entered into a secured convertible note (“Note”) under which the Company received $350,000 from the convertible note holder (“Holder”) and is obligated to pay to the Holder the full principal amount after 36 months from the date of the Note, plus an interest at the rate of 10.0% per year payable at the end of each year from the date of the Note.  The Holder has the right to convert the Note, in whole or in part, into shares of common stock of the Company (“Common Stock”) at a fixed rate of $2.00 per share (the “Conversion Price”) at any time.  The Company may prepay the Note in whole or in part at any time for cash on 15 business days’ prior written notice, subject to the right of the Holder to convert into shares of Common Stock of the Company prior to any prepayment.  The Note agreement was filed on August 14, 2013 as an exhibit to Form 10-Q for the three months ended June 30, 2013.

On July 15, 2014, the Company entered into a secured convertible note (“Note”) under which the Company received $20,000 from the convertible note holder (“Holder”) and is obligated to pay to the Holder the full principal amount after 36 months from the date of the Note.  The Holder has the right to convert the Note, in whole or in part, into shares of common stock of the Company (“Common Stock”) at a "Variable Conversion Price" of 50% multiplied by the Market Price (representing a discount rate of 50%). “Market Price” means the average of the Closing Trading Prices for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Company may prepay the Note in whole or in part at any time for cash on 15 business days’ prior written notice, subject to the right of the Holder to convert into shares of Common Stock of the Company prior to any prepayment. The Company has determined the value associated with the beneficial conversion feature in connection with the notes to be $20,000. The aggregate beneficial conversion feature was accreted and charged to interest expense in the amount of $4,726 as of March 31, 2015, and will be amortized until July 15, 2017.

On January 12, 2015, the Company and the Lim Development Group (“Consultant”) entered into a consulting agreement (“Agreement”) under which the Consultant provides scientific advisory to the Company in the development, partnering and

ACCUREXA INC.

Notes To Interim Financial Statements

March 31, 2015

(Unaudited)

commercialization of the “Microinjection Brain Catheter” (a.k.a. BranchPoint device) that the Company exclusively licensed from the University of California San Francisco (“UCSF”) on September 16, 2014.  The Consultant will also serve as a member of the Company’s newly formed Scientific Advisory Board.  The term of the Agreement shall be two years and may be extended by mutual agreement of both parties. As consideration for provided services during the term of the Agreement, the Consultant shall receive either a project fee or an hourly rate, either of which will be determined and agreed upon by both parties prior to commencement of any work or project.  Under the Agreement, the Company also issued a promissory note (“Note”) in the amount of $200,000 and at an interest rate of 5.00% per annum to the Consultant.  Under the Note, the Consultant shall have the right, exercisable at any time at the Consultant’s sole discretion, to convert all or a portion of the outstanding principal amount of and all accrued interest under the Note, in whole or in part, into shares of common stock of the Company (the “Shares”) at a conversion price of $0.20 per share.  The Shares are issuable pursuant to Regulation D under the Securities Act of 1933, as amended, are to be exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and are to bear an appropriate restrictive legend.  A full description of the Agreement was filed as exhibit 10.1 and of the Note was filed as exhibit 10.2 to the Form 8-K as of January 13, 2015.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Regulations under the Securities Exchange Act of 1934 (the “Exchange Act”) require public companies to maintain “disclosure controls and procedures,” which are defined as controls and other procedures that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer's management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

We conducted an evaluation, with the participation of our Chief Executive Officer who is also our Principal Financial Officer, of the effectiveness of our disclosure controls and procedures as of December 31, 2014.  Based on that evaluation, our Chief Executive Officer and Principal Financial Officer has concluded that as of December 31, 2014, our disclosure controls and procedures were not effective at the reasonable assurance level due to the material weaknesses described below.

In light of the material weaknesses described below, we performed additional analysis and other post-closing procedures to ensure our financial statements were prepared in accordance with generally accepted accounting principles.  Accordingly, we believe that the financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

A material weakness is a control deficiency (within the meaning of the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 2) or combination of control deficiencies that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  Management has identified the following two material weaknesses which have caused management to conclude that, as of December 31, 2014, our disclosure controls and procedures were not effective at the reasonable assurance level:

1.  We do not have written documentation of our internal control policies and procedures.  Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act which is applicable to us for the year ending December 31, 2014. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

2.  We do not have sufficient segregation of duties within accounting functions, which is a basic internal control.  Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible.  However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals.  Management evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

To address these material weaknesses, management performed additional analyses and other procedures to ensure that the financial statements included herein fairly present, in all material respects, our financial position, results of operations and cash flows for the periods presented.

Management's Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Exchange Act as a process designed by, or under the supervision of, the issuer’s principal executive and principal financial officers and effected by the issuer’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and includes those policies and procedures that:

1.	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer;

2.

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the issuer; and

3.

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.  All internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.  Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting.  However, these inherent limitations are known features of the financial reporting process.  Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

As of the end of our most recent quarter, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") and SEC guidance on conducting such assessments. Based on that evaluation, they concluded that, as of December 31, 2014, such internal control over financial reporting was not effective.  This was due to deficiencies that existed in the design or operation of our internal control over financial reporting that adversely affected our internal controls and that may be considered to be material weaknesses.

The matters involving internal control over financial reporting that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; and (2) inadequate segregation of duties consistent with control objectives of having segregation of the initiation of transactions, the recording of transactions and the custody of assets.  The aforementioned material weaknesses were identified by our Chief Executive Officer in connection with the review of our financial statements as of December 31, 2014.

Management believes that the material weaknesses set forth in items (1) and (2) above did not have an effect on our financial results.  However, management believes that the lack of a functioning audit committee and the lack of a majority of outside directors on our board of directors results in ineffective oversight in the establishment and monitoring of required internal controls and procedures, which could result in a material misstatement in our financial statements in future periods.

This annual report does not include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting.  Management's report was not subject to attestation by the Company's registered public accounting firm pursuant to temporary rules of the SEC that permit the Company to provide only the management's report in this annual report.

Management's Remediation Initiatives

In an effort to remediate the identified material weaknesses and other deficiencies and enhance our internal controls, we have initiated, or plan to initiate, the following series of measures:

We will increase our personnel resources and technical accounting expertise within the accounting function when funds are available to us. First, we will create a position to segregate duties consistent with control objectives of having separate individuals perform (i) the initiation of transactions, (ii) the recording of transactions and (iii) the custody of assets.  Second, we will create a senior position to focus on financial reporting and standardizing and documenting our accounting procedures with the goal of increasing the effectiveness of the internal controls in preventing and detecting misstatements of accounting information.  Third, we plan to appoint one or more outside directors to our board of directors who shall be appointed to an audit committee resulting in a fully functioning audit committee who will undertake the oversight in the establishment and monitoring of required internal controls and procedures such as reviewing and approving estimates and assumptions made by management when funds are available to us.

Management believes that the appointment of one or more outside directors, who shall be appointed to a fully functioning audit committee, will remedy the lack of a functioning audit committee and a lack of a majority of outside directors on our Board.  Due to our small size and limited resources we could experience delays in implementation.

Changes in Internal Control over Financial Reporting

No change in our system of internal control over financial reporting occurred during the period covered by this report, fourth quarter of the fiscal year ended December 31, 2014 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information.

On August 4, 2014, we filed a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State to change the name of our Company from “Cyto Wave Technologies Inc.” to “Accurexa Inc.”.  The new CUSIP number for the Company’s common stock is 00439W 100.  A copy of the Certificate of Amendment was filed as Appendix A to the Schedule 14C Information Statement as of August 4, 2014.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13 - Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this Registration Statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Amount To be Paid
SEC registration fee	$603.43
Accounting fees and expenses	$*
Legal fees and expenses	$20,000
Printing and related expenses	$*
Transfer agent fees and expenses	$*
Miscellaneous	$*
Total	$*
* To be provided by amendment.

Item 14 - Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Delaware law, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance at this time that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15 - Recent Sales Of Unregistered Securities

The following is a summary of all transactions during our fiscal year ended December 31, 2014. Shares issued for cash consideration paid to us are valued at the purchase price per share; all other shares are valued as stated. All shares issued were issued as “restricted” shares of our common stock except as otherwise expressly stated.

On January 10, 2014, we sold 5,000 shares for $10,000 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On January 16, 2014, we sold 4,500 shares for $3,500 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On July 15, 2014, we sold 15,000 shares for $30,000 to an investor in an isolated transaction.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On August 14, 2014, we issued 450,000 shares of our Company’s common stock to a consultant to provide development services over 36 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On September 16, 2014, in connection with entering into the UCSF License, we purchased a prototype from a contract manufacturer in exchange for 2,150,000 shares of our Company’s common stock.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On February 4, 2015, we issued 57,000 shares of our Company’s common stock to a consultant to provide investor relations services over 3 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On February 10, 2015, we issued 150,000 shares of our Company’s common stock to a consultant to provide media services over 6 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

On March 17, 2015, we issued 20,000 shares of our Company’s common stock to a consultant to provide investor relations services over 6 months per our consulting agreement.  These shares were issued pursuant to Regulation D under the Securities Act of 1933, as amended, were exempt from registration by reason of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and bear an appropriate restrictive legend.

There were no underwriters employed in connection with any of the transactions described above.

On June 22, 2015, we closed a private placement of 2,250 shares of the Company's convertible preferred stock for gross proceeds to the Company of $2,250,000.  The convertible preferred stock is convertible into shares of common stock of the Company at a conversion price of $1.25 per share. The Preferred Stock has no dividend rights or liquidation preference. If dividends are declared on the Common Stock, the holders of the Preferred Stock shall be entitled to participate in such dividends on an as-converted-to-common stock basis.  In addition, we issued to the investors warrants to purchase up to 1,800,000 shares of common stock. The warrants have an exercise price of $1.50 per share and are exercisable for 4 years. We also issued an aggregate of 162,000 warrants that were similar to the warrants issued to investors and are exercisable at $1.50 per share for 4 years, to our placement agent and his designees.

Item 16 - Exhibits

(a)	Exhibits
Exhibit No.	Description

3.1	Certificate of Incorporation, August 29, 2012 (incorporated by reference to Form 10 of the Company filed on February 27, 2013)
3.2	Amended and Restated Certificate of Incorporation, dated December 12, 2012 (incorporated by reference to Form 10 of the Company filed on February 27, 2013)
3.3	By –Laws (incorporated by reference to Form 10, Amendment No. 2 of the Company filed on April 23, 2013)
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Form 8-K of the Company filed on June 18, 2015)
4.1	Form of Stock Certificate (incorporated by reference to Form 10, Amendment No. 2 of the Company filed on April 23, 2013)
10.1	Virtual Office Lease (incorporated by reference to Form 10 of the Company filed on February 27, 2013)
10.2	UAMS License (incorporated by reference to Form 10 of the Company filed on February 27, 2013)
10.3	Employment Agreement with George Yu (incorporated by reference to Form 10 of the Company filed on February 27, 2013)
10.4	Form of Subscription Agreement (incorporated by reference to Form 10 of the Company filed on February 27, 2013)
10.5	U.S. Patent Application 12/334,217 (incorporated by reference to Form 10, Amendment No. 4 of the Company filed on June 5, 2013)
10.6	U.S. Patent Application 12/945,576 (incorporated by reference to Form 10, Amendment No. 4 of the Company filed on June 5, 2013)
10.7	U.S. Patent Application 13/253,767 (incorporated by reference to Form 10, Amendment No. 4 of the Company filed on June 5, 2013)
10.8	Form of Convertible Note Agreement (incorporated by reference to Form 10-Q of the Company filed on August 14, 2013)
10.9

Rejection and abandonment of U.S. Patent Application Serial No. 12/334,217 by the United States Patent and Trademark Office prior to date of UAMS License (incorporated by reference to Form 8-K of the Company filed on February 24, 2014)

10.10	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A filed to Schedule 14C Information Statement of the Company as of August 4, 2014)
10.11	UCSF License Agreement with the Regents of the University of California, dated as of September 16, 2014 (incorporated by reference to Form 8-K of the Company filed on September 17, 2014)
10.12

Consulting Agreement between the Company and the Lim Development Group, dated as of January 12, 2015, and Promissory Note issued to the Lim Development Group, dated as of January 12, 2015 (incorporated by reference to Form 8-K of the Company filed on January 13, 2015)

10.13

Consulting and Warrant Agreement between the Company and Capital Group Communications, Inc., dated as of February 18, 2015 (incorporated by reference to Form 10-K of the Company filed on March 25, 2015)

10.14	Form of Registration Rights Agreement dated as of June 16, 2015, by and among the Company and the purchasers (incorporated by reference to Form 8-K of the Company filed on June 18, 2015)
10.15	Form of Common Stock Purchase Warrant (incorporated by reference to Form 8-K of the Company filed on June 18, 2015)
10.16	Form of Securities Purchase Agreement dated as of June 16, 2015, by and among the Company and the purchasers (incorporated by reference to Form 8-K of the Company filed on June 18, 2015)
22.1	Subsidiaries: None
23.1	Consent of Auditors (incorporated by reference to Form 10 of the Company filed on February 27, 2013)

Item 17 - Undertakings

A. Rule 415 Offering The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed on the Registration Statement or any material change to such information in the Registration Statement. (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newark, State of Delaware on July 6, 2015.

Accurexa, Inc.
By	/s/ George Yu
George Yu, President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George Yu	President, CEO and Director	July 6, 2015
George Yu	(Principal Executive and Financial Officer)
/s/ Anchie Kuo	Chairman of the Board and Director	July 6, 2015
Anchie Kuo
/s/ William Callahan	Director	July 6, 2015
William Callahan